Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

by and among

DOLLAR FINANCIAL GROUP, INC.

and

DOLLAR FINANCIAL CORP.

WELLS FARGO BANK, NATIONAL ASSOCIATION,

As Sole Lead Arranger and Administrative Agent

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agent

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Documentation Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

Dated as of July 8, 2005

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1.	Credit Facilities		1
	1(a)	Revolving Loan Facility	1
	1(b)	Letter of Credit Facility	2
2.	Interest Rate and Yield-Related Provisions		4
	2(a)	Applicable Interest Rates	4
	2(b)	Payment of Interest	4
	2(c)	Procedures for Interest Rate Election	4
	2(d)	Inability to Determine Rate	5
	2(e)	Illegality	6
	2(f)	Funding	6
	2(g)	Requirements of Law; Increased Costs	6
	2(h)	Obligation of Lenders to Mitigate; Replacement of Lenders	7
	2(i)	Funding Indemnification	8
	2(j)	Withholding Taxes	9
	2(k)	Fees	10
	2(l)	Post-Default Interest	11
	2(m)	Computations	11
3.	Miscellaneous Provisions		12
	3(a)	Use of Proceeds	12
	3(b)	Request For Revolving Loans; Making of Revolving Loans	12
	3(c)	Evidence of Indebtness	12
	3(d)	Borrowing Base Conformity	12
	3(e)	Nature and Place of Payments	12
	3(f)	Prepayments	13
	3(g)	Allocation of Payments Received	13
	3(h)	Mandatory Reduction in Credit Limit; Voluntary Termination or Permanent Reduction of Credit Limit	14
4.	Security; Guaranties; Releases; Intercreditor Arrangements; Additional Documents		15
	4(a)	Reaffirmation of Company Security Agreement	15
	4(b)	REaffirmation of Guaranties, Guarantor Security Agreements, and Guarantor Subordination Agreements	16
	4(c)	Reaffirmation of Intercreditor Arrangements	16
	4(d)	Further Documents	16
5.	Conditions Precedent		17
	5(a)	Effective Date	17
	5(b)	All Credit Events	19

6.	Representations and Warranties of the Parent and the Company		20

	6(a)	Financial Condition	20
	6(b)	No Change	20
	6(c)	Corporate Existence; Compliance with Law	20
	6(d)	Corporate Power; Authorization; Enforceable Obligations	21
	6(e)	No Legal Bar	21
	6(f)	No Material Litigation	21
	6(g)	Taxes	21
	6(h)	Investment Company Act	21
	6(i)	Subsidiaries	21
	6(j)	Federal Reserve Board Regulations	22
	6(k)	ERISA Compliance	22
	6(l)	Assets	22
	6(m)	Securities Acts	23
	6(n)	Consents, Etc.	23
	6(o)	Hazardous Materials	23
	6(p)	Regulated Entities	23
	6(q)	Copyrights, Patents, Trademarks and Licenses, Etc.	23
	6(r)	Collateral and Credit Support Documents	24
	6(s)	Insurance	24
	6(t)	Full Disclosure	24
	6(u)	Anti-Terrorism Regulations	24
	6(v)	Solvency	24
	6(w)	Notes Receivable	24
	6(x)	Deposit Accounts	25
	6(y)	Operational Structure	25
7.	Affirmative Covenants		25
	7(a)	Financial Statements	25
	7(b)	Certificates; Reports; Other Information	26
	7(c)	Payment of Indebtedness	28
	7(d)	Maintenance of Existence and Properties	28
	7(e)	Inspection of Property; Books and Records; Discussions	28
	7(f)	Notices	28
	7(g)	Expenses	29
	7(h)	Loan Documents	29
	7(i)	Insurance	29
	7(j)	Hazardous Materials	29

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	7(k)	Compliance with Laws and Contractual Obligations	31
	7(l)	Senior Note Payment Account	31
	7(m)	Further Assurances	31
8.	Negative Covenants		31
	8(a)	Liens	32
	8(b)	Indebtedness	33
	8(c)	Consolidation and Merger	34
	8(d)	Acquisitions	34
	8(e)	Payment of Dividends	35
	8(f)	Purchase or Retirement of Stock	36
	8(g)	Investments; Advances	36
	8(h)	Sale of Assets	37
	8(i)	Financial Covenants	37
	8(j)	Capital Expenditures	39
	8(k)	Limitations on Transactions with Affiliates	39
	8(l)	Change in Business	40
	8(m)	Change in Structure	40
	8(n)	Accounting Changes	40
	8(o)	Restriction on Negative Pledges	40
	8(p)	Restricted Payments on Senior Notes	40
	8(q)	Cash Management Restrictions	41
	8(r)	Management Services Contracts	41
9.	Events of Default		41
10.	The Administrative Agent		43
	10(a)	Appointment	43
	10(b)	Delegation of Duties	43
	10(c)	Exculpatory Provisions	43
	10(d)	Reliance by Administrative Agent	43
	10(e)	Notice of Default	44
	10(f)	Non-Reliance on Administrative Agent and Other Lenders	44
	10(g)	Indemnification	45
	10(h)	Administrative Agent in Its Individual Capacity	45
	10(i)	Successor Administrative Agent	45
11.	Miscellaneous Provisions		45
	11(a)	No Assignment	45
	11(b)	Amendment	46

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11(c)	Cumulative Rights; No Waiver	46
11(d)	Entire Credit Agreement	46
11(e)	Survival	46
11(f)	Notices	46
11(g)	Governing Law	47
11(h)	Assignments; Participations; Additional Commitments, Etc.	47
11(i)	Counterparts	48
11(j)	Sharing of Payments	48
11(k)	Confidentiality	48
11(l)	Consent to Jurisdiction	49
11(m)	Waiver of Jury Trial	49
11(n)	Indemnity	50
11(o)	Telephonic Instruction	50
11(p)	Marshalling; Payments Set Aside	50
11(q)	Set-off	51
11(r)	Severability	51
11(s)	No Third Parties Benefited	51
11(t)	Time	51
11(u)	Limitation on Liability; Waiver of Punitive Damages	51

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (the “Credit Agreement”) is made and dated as of the 8th day of July, 2005, by and among DOLLAR FINANCIAL GROUP, INC., a New York corporation (the “Company”), DOLLAR FINANCIAL CORP., formerly known as DFG Holdings, Inc., a Delaware corporation (the “Parent”), the lenders from time to time party hereto (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”); U.S. BANK NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”); and MANUFACTURERS AND TRADERS TRUST COMPANY, as documentation agent (in such capacity, the “Documentation Agent”).

RECITALS

A.         Pursuant to that certain Second Amended and Restated Credit Agreement dated as of November 13, 2003 by and among the Company, the Parent, the lenders party thereto, the Administrative Agent, the Documentation Agent, and the Syndication Agent (as amended to date, the “Existing Credit Agreement”), the lenders thereunder agreed to extend credit to the Company on the terms and conditions set forth therein.

B.         The Company, the Parent, the Lenders party hereto (including certain of the lenders currently party to the Existing Credit Agreement), the Administrative Agent, the Documentation Agent, and the Syndication Agent desire to amend the Existing Credit Agreement in certain respects, and, for convenience of reference, to restate the Existing Credit Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.	Credit Facilities.

1(a)      Revolving Loan Facility. On the terms and subject to the conditions set forth herein, the Lenders severally agree that they shall from time to time to but not including the Revolving Facility Maturity Date (as that term and capitalized terms not otherwise defined herein are used with the meanings given such terms in the Glossary attached hereto as Annex I and by this reference incorporated herein) fund their respective Percentage Shares of loans (the “Revolving Loans” or a “Revolving Loan”), in an aggregate amount not to exceed at any one time outstanding the lesser of:

(1)        The Revolving Credit Limit minus the sum of: (i) the amount available for drawing under all Outstanding Letters of Credit, plus (ii) the aggregate dollar amount of all unrepaid L/C Drawings; and

(2)        The Collateral Value of the Borrowing Base minus the sum of: (i) the amount available for drawing under all Outstanding Letters of Credit, plus (ii) the aggregate dollar amount of all unrepaid L/C Drawings.

Subject to the mandatory prepayment requirements of Paragraph 3(f) below, the outstanding principal balance of all Revolving Loans and interest accrued and unpaid thereon shall be due and payable in full

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on the Revolving Facility Maturity Date. Revolving Loans prepaid hereunder may be reborrowed, subject to the terms and conditions of this Credit Agreement, it being agreed and understood that the credit facility provided pursuant to this Paragraph 1(a) is a revolving credit facility. Effective as of the Effective Date, all “Revolving Loans” outstanding under the Existing Credit Agreement shall automatically be deemed to be Revolving Loans outstanding hereunder for all purposes of this Credit Agreement and the other Loan Documents.

1(b)	Letter of Credit Facility.

(1)        On the terms and subject to the conditions set forth herein, the Issuing Bank shall from time to time from and after the Effective Date issue its letters of credit (individually, a “Letter of Credit” and, collectively, the “Letters of Credit”) for the account of the Company in an aggregate amount at any one time outstanding not to exceed the L/C Credit Limit. Each Letter of Credit shall be requested by the Company by delivery to the Issuing Bank of a duly executed Letter of Credit Application, with a copy to the Administrative Agent, accompanied by all other documents, instruments and agreements as the Issuing Bank may reasonably require (the “L/C Documents”). The Issuing Bank shall issue the requested Letter of Credit, subject to the terms and conditions of this Credit Agreement, upon approval of the form thereof, including, without limitation, the form of drafts and statements to accompany any drawing thereunder. No Letter of Credit shall have a stated expiration date (or provide for the extension of such stated expiration date or the issuance of any replacement therefor) later than the regularly scheduled Revolving Facility Maturity Date.

(2)        Effective as of the Effective Date, all “Letters of Credit” outstanding under the Existing Credit Agreement shall automatically be deemed to be Letters of Credit outstanding hereunder for all purposes of this Credit Agreement and the other Loan Documents and the Lenders hereunder, including the Issuing Bank in its capacity as a Lender, shall automatically be deemed to have purchased an undivided interest therein and all rights and obligations relating thereto pro rata in accordance with their respective Percentage Shares. Upon the issuance of each Letter of Credit on and after the Effective Date, the Lenders, including the Issuing Bank in its capacity as a Lender, shall automatically be deemed to have purchased an undivided participation interest therein and in all rights and obligations relating thereto pro rata in accordance with their respective Percentage Shares.

(3)        Any drawing under any Letter of Credit (each, a “L/C Drawing”) shall be payable in full by the Company on the date of such L/C Drawing. The Lenders, including the Issuing Bank in its capacity as a Lender, hereby absolutely and unconditionally (including, without limitation, following the occurrence of an Event of Default) agree to purchase and take from the Issuing Bank their respective Percentage Shares by payment to the Issuing Bank through the Administrative Agent, in same-day funds, to the Contact Office, ABA 121000248 for the Administrative Agent’s Account No. 4081656779, Account Name: SYNDIC/WFBCORP/DOLLAR FINANCIAL, Ref. Dollar Financial Group upon demand by the Issuing Bank made through the Administrative Agent (which demand may be telephonic) on the date of such L/C Drawing, if such demand is made on or before 10:00 a.m. (San Francisco time) on such date or, if such demand is made later than 10:00 a.m. (San Francisco time) on such date, no later than 10:00 a.m. (San Francisco time) on the next succeeding Business Day.

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(4)        The Company’s obligation to repay L/C Drawings shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had, against the Issuing Bank, any Lender or any other Person, including, without limitation, any set-off, counterclaim or defense based upon or arising out of:

(i)         Any lack of validity or enforceability of this Credit Agreement or any of the other Loan Documents;

(ii)        Any amendment or waiver of or any consent to departure from the terms of any Letter of Credit;

(iii)       The existence of any claim, setoff, defense or other right which the Company or any other Person may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting);

(iv)       Any allegation that any demand, statement or any other document presented under any Letter of Credit is forged, fraudulent, invalid or insufficient in any respect, or that any statement therein is untrue or inaccurate in any respect whatsoever or that variations in punctuation, capitalization, spelling or format were contained in the drafts or any statements presented in connection with any L/C Drawing;

(v)        Any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding;

(vi)       Any exchange, release or non-perfection of any Company Collateral or Guarantor Collateral; or

(vii)      Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of the Company.

Nothing contained herein shall constitute a waiver of any rights of the Company against the Issuing Bank arising out of the gross negligence or willful misconduct of the Issuing Bank in connection with any Letter of Credit issued hereunder.

(5)        The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letter of Credit) apply to the Letters of Credit.

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(6)        In the event of any inconsistency between the terms and provisions of this Credit Agreement and the terms and provisions of the Letter of Credit Application, the terms and provisions of this Credit Agreement shall supersede and govern.

2.	Interest Rate and Yield-Related Provisions.

2(a)      Applicable Interest Rates. The outstanding principal balance of Revolving Loans, and portions thereof, shall bear interest from the date disbursed to but not including the date of payment calculated at a per annum rate equal to, at the option of and as selected by the Company from time to time (subject to the provisions of Paragraphs 2(c), 2(d) and 2(e) below): (1) the Applicable LIBO Rate for the applicable Interest Period, (2) the daily average Applicable Floating Eurodollar Rate in effect during the applicable interest computation period, or (3) the daily average Applicable Base Rate in effect during the applicable interest computation period, said interest to be payable as provided more particularly in Paragraph 2(b) below and with the Applicable LIBO Rate, the Applicable Floating Eurodollar Rate and the Applicable Base Rate determined with reference to the Pricing Matrix.

2(b)	Payment of Interest.

(1)        The Company shall pay interest on Floating Eurodollar Rate Loans and Base Rate Loans monthly, in arrears, on the last Business Day of each calendar month as set forth on an interest billing delivered by the Administrative Agent to the Company (which delivery may be by facsimile transmission) no later than 9:00 a.m. (San Francisco time) on such date.

(2)        The Company shall pay interest on LIBO Rate Loans on the last day of the applicable Interest Period or, in the case of LIBO Rate Loans with an Interest Period ending later than three months after the date funded, at the end of each three month period from the date funded and on the last day of the applicable Interest Period as set forth on an interest billing delivered by the Administrative Agent to the Company (which delivery may be by facsimile transmission) no later than 9:00 a.m. (San Francisco time) on such date.

2(c)	Procedures for Interest Rate Election.

(1)        The Company may elect from time to time to have Revolving Loans funded as LIBO Rate Loans and to convert Revolving Loans outstanding as Base Rate Loans or Floating Eurodollar Rate Loans to LIBO Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 9:00 a.m. (San Francisco time) on the third Eurodollar Business Day preceding the proposed funding or conversion date.

(2)        The Company may elect from time to time to have Revolving Loans funded as Floating Eurodollar Rate Loans or Base Rate Loans by giving the Administrative Agent irrevocable notice of such election no later than 9:00 a.m. (San Francisco time) on the proposed funding date.

(3)        The Company may elect to convert Revolving Loans outstanding as LIBO Rate Loans to Floating Eurodollar Rate Loans or Base Rate Loans effective upon the last day of the applicable Eurodollar Interest Period by giving the

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Administrative Agent irrevocable notice of such election no later than 9:00 a.m. (San Francisco time) on the proposed funding date.

(4)        Any LIBO Rate Loan may be continued as such upon the expiration of the Interest Period with respect thereto by the Company giving the Administrative Agent prior irrevocable notice of such election on the third Eurodollar Business Day preceding the proposed continuation date. If the Company shall fail to give notice as provided above, the Company shall be deemed to have elected to convert any affected LIBO Rate Loan to a Base Rate Loan on the last day of the applicable Interest Period.

(5)        No Revolving Loan shall be funded or continued as a LIBO Rate Loan and no Revolving Loan shall be converted into a LIBO Rate Loan if an Event of Default or Potential Default has occurred and is continuing on the day occurring three Eurodollar Business Days prior to the date of, or on the date of, any requested funding, continuation or conversion.

(6)        Each Floating Eurodollar Rate Loan and each Base Rate Loan shall be in the principal amount of $500,000.00 and whole multiples of $100,000.00 in excess thereof and each LIBO Rate Loan shall be in the principal amount of $1,000,000.00 or whole multiples of $100,000.00 in excess thereof.

(7)        Each request for the funding, continuation or conversion of a Revolving Loan shall be evidenced by the timely delivery by the Company to the Administrative Agent of a duly executed Loan and/or Rate Request (which delivery may be by facsimile transmission).

2(d)      Inability to Determine Rate. In the event that the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank market adequate and reasonable means do not exist for ascertaining the LIBO Rate for any Interest Period, the Administrative Agent shall forthwith give telephonic notice of such determination to each affected Lender and to the Company. If such notice is given: (1) no Revolving Loan may be funded as a LIBO Rate Loan, (2) any Revolving Loan that was to have been converted to a LIBO Rate Loan shall, subject to the provisions hereof, be continued as the type of Revolving Loan it is currently, and (3) any Revolving Loan outstanding as a LIBO Rate Loan shall be converted, on the last day of the Interest Period applicable thereto, to a Base Rate Loan. Until such notice has been withdrawn by the Administrative Agent, the Company shall not have the right to convert any Revolving Loan to a LIBO Rate Loan or to fund any Revolving Loan as a LIBO Rate Loan or to continue a LIBO Rate Loan as such. The Administrative Agent shall withdraw such notice in the event that the circumstances giving rise thereto no longer pertain and that adequate and reasonable means exist for ascertaining the LIBO Rate for the Interest Period requested by the Company, and, following withdrawal of such notice by the Administrative Agent, the Company shall have the right to have any Revolving Loan funded as a LIBO Rate Loan or to convert any Revolving Loan to a LIBO Rate Loan and to continue any LIBO Rate Loan as such in accordance with the terms and conditions of this Credit Agreement.

2(e)      Illegality. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain LIBO Rate Loans as contemplated by this Credit Agreement: (1) the commitment of such Lender hereunder to make or to continue LIBO Rate Loans or to

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convert Revolving Loans to LIBO Rate Loans shall forthwith be cancelled and (2) Revolving Loans held by such Lender then outstanding as LIBO Rate Loans, if any, shall be converted automatically to Base Rate Loans at the end of their respective Interest Periods or within such earlier period as required by law. In the event of a conversion of any such Revolving Loan prior to the end of its applicable Interest Period, the Company hereby agrees promptly to pay any Lender affected thereby, upon demand, the amounts required pursuant to Paragraph 2(i) below, it being agreed and understood that such conversion shall constitute a prepayment for all purposes hereof. The provisions hereof shall survive the termination of this Credit Agreement and payment of all other Obligations.

2(f)       Funding. Each Lender shall be entitled to fund all or any portion of its share of Revolving Loans in any manner it may determine in its sole discretion, including, without limitation, in the Grand Cayman inter-bank market, the London inter-bank market and within the United States, but all calculations and transactions hereunder shall be conducted as though all Lenders actually fund all LIBO Rate Loans through the purchase of offshore dollar deposits in the amount of that portion of the relevant LIBO Rate Loan held by such Lender in maturities corresponding to the applicable Interest Period.

2(g)	Requirements of Law; Increased Costs.

(1)        In the event that any applicable law, order, regulation, treaty or directive issued by any central bank or other governmental authority, agency or instrumentality or in the governmental or judicial interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued by any central bank or other governmental authority, agency or instrumentality, in each case as a result of any change therein after the date hereof:

(i)         Does or shall subject any Lender to any tax of any kind whatsoever with respect to this Credit Agreement or any Revolving Loans made hereunder, or change the basis of taxation of payments to such Lender of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of such Lender);

(ii)        Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of interest payable on the Obligations; or

(iii)       Does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining any Revolving Loan or to reduce any amount receivable in respect thereof or the rate of return on the capital of such Lender or any corporation controlling such Lender, then, in any such case, the Company shall promptly pay to such Lender, upon its written demand made through the Administrative Agent, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as determined by such Lender with respect to this Credit Agreement or Revolving Loans made hereunder, so long as such Lender requires obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender.

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(2)        If any Lender shall determine that any change after the date hereof in any treaty, law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards” (or in any successor to such report which may apply to such Lender from time to time) or in any applicable law, order, regulation treaty or directive issued by any central bank or other governmental authority, agency or instrumentality or any governmental or judicial interpretation or application thereof (whether or not having the force of law) regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of or maintained by such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations or Revolving Loans hereunder and other commitments of this type to a level below that which such Lender or corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into account such Lender’s or corporation’s policies with respect to capital adequacy), then the Company shall from time to time pay to such Lender, upon demand, such additional amounts as may be specified by such Lender as sufficient to compensate such Lender for any costs which such Lender determines are attributable to the maintenance by it of capital required or expected to be maintained by such Lender or any corporation controlling such Lender in respect of its Revolving Loans, or its Commitment (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on the capital of such Lender or such corporation to a level below that which such Lender or corporation could have achieved as of the date hereof), so long as such Lender requires obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender.

(3)        If a Lender becomes entitled to claim any additional amounts pursuant to this Paragraph 2(g), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by a Lender to the Company, accompanied by a certification that such Lender has required obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender shall constitute prima facie evidence thereof.

(4)        The provisions of this Paragraph 2(g) shall survive the termination of this Credit Agreement and payment of the outstanding Revolving Loans and all other Obligations.

2(h)      Obligation of Lenders to Mitigate; Replacement of Lenders. Each Lender agrees that:

(1)        As promptly as practicable after the officer of such Lender responsible for administering the Revolving Loans of such Lender, as the case may be, becomes aware of any event or condition that would entitle such Lender to receive payments under Paragraph 2(g) above or Paragraph 2(j) below or to cease making LIBO Rate Loans under Paragraph 2(e) above, such Lender will use reasonable efforts (i) to make, issue, fund or maintain the affected Revolving Loans of such Lender through another lending office of such Lender or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Paragraph 2(g) above or

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pursuant to Paragraph 2(j)(6) below would be materially reduced or eliminated or the conditions rendering such Lender incapable of making LIBO Rate Loans under Paragraph 2(e) above no longer would be applicable, and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such LIBO Rate Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such LIBO Rate Loans or the interests of such Lender.

(2)        If the Company receives a notice pursuant to Paragraph 2(g) above or pursuant to Paragraph 2(j)(6) below or a notice pursuant to Paragraph 2(e) above stating that a Lender is unable to extend LIBO Rate Loans (for reasons not generally applicable to the Required Lenders), so long as (i) no Potential Default or Event of Default shall have occurred and be continuing, (ii) the Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par such Lender’s Revolving Loans, Commitment, accrued interest and fees and to assume all obligations of the Lender to be replaced under the Loan Documents and (iii) such Lender to be replaced is unwilling to withdraw the notice delivered to the Company, upon thirty (30) days’ prior written notice to such Lender and the Administrative Agent, the Company may require, at the Company’s expense, the Lender giving such notice to assign, without recourse, all of its Revolving Loans, Commitment, accrued interest and fees to such other Lender or Eligible Assignee pursuant to the provisions of Paragraph 11(h) below.

2(i)       Funding Indemnification. In addition to all other payment obligations hereunder, in the event: (1) any LIBO Rate Loan is prepaid prior to the last day of the applicable Interest Period, whether following a voluntary prepayment, mandatory prepayment (including but not limited to application of proceeds from the sale of Company Collateral) or otherwise, or (2) the Company shall fail to borrow a LIBO Rate Loan or shall fail to continue or to make a conversion to a LIBO Rate Loan after the Company has given notice thereof as required hereunder, then the Company shall immediately pay to each Lender which would have funded the requested LIBO Rate Loan or holding the LIBO Rate Loans prepaid or not continued or converted, through the Administrative Agent, an additional premium sum compensating such Lender for losses, costs and expenses incurred by such Lender in connection with such prepayment or such failure to borrow, continue or convert. The Company acknowledges that such losses, costs and expenses are difficult to quantify and that, in the case of the prepayment of or failure to borrow or continue as or to convert to a LIBO Rate Loan, the following formula represents a fair and reasonable estimate of such losses, costs and expenses:

Amount	[Applicable	LIBO Rate	]	Days Remaining
Being	[LIBO Rate	for such Incre-	]	in Interest
Prepaid or	[for Increment	ment for Days	]	x	Period
Not	x	[Being Prepaid	-	Remaining in	]	360
Borrowed,	[or Not	Interest Period	]
Converted or	[Borrowed,	(as quoted on the first
Continued	[Converted or	Eurodollar Business
[Continued	Day following Lenders’
receipt of notice thereof)

For purposes of calculating the current LIBO Rate for the days remaining in the Interest Period for both the increment being prepaid or not converted or continued, said current LIBO Rate shall be an interest rate interpolated between LIBO Rates quoted for standard calendar periods for subsequent months’

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maturities in accordance with normal conventions. Under no circumstances shall any Lender have any obligation to remit monies to the Company upon prepayment of any LIBO Rate Loan, even under circumstances which do not result in the necessity for the payment by the Company of any amount hereunder. The provisions hereof shall survive termination of this Credit Agreement and payment of all other Obligations.

2(j)	Withholding Taxes.

(1)        If any Lender is a “foreign person” within the meaning of Section 7701(a)(30) of the Code or such Lender shall claim any exemption from, or a reduction of, United States federal income tax withholding under Sections 1441 or 1442 of the Code (“Withholding Tax”), such Lender shall deliver to the Administrative Agent the following:

(i)         If such Lender claims an exemption from, or a reduction of, Withholding Tax under a United States tax treaty, a properly completed and executed IRS Forms W-8BEN before the first payment of any interest hereunder and before the end of each third succeeding calendar year during which interest may be paid in such year or thereafter under this Credit Agreement;

(ii)        If such Lender claims that interest paid under this Credit Agreement is exempt from Withholding Tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed IRS Form W-8ECI before the first payment of any interest hereunder and before the end of each third succeeding calendar year during which interest may be paid in such year or thereafter under this Credit Agreement;

(iii)       Such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, Withholding Tax.

Such Lender agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and, as necessary, provide new IRS forms taking into account such change in circumstances.

(2)        If any Lender claiming exemption from, or reduction of, Withholding Tax under a United States tax treaty by providing IRS Form W-8BEN sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to another Lender, the transferring Lender agrees to notify the Administrative Agent of the percentage amount of the Obligations in which it is no longer the beneficial owner thereof. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(3)        If any Lender claiming exemption from Withholding Tax by filing IRS Form W-8ECI with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to another Lender, the transferring Lender agrees to undertake sole responsibility for complying with the Withholding Tax requirements imposed by Sections 1441 and 1442 of the Code.

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(4)        If any Lender is entitled to a reduction in the applicable Withholding Tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable Withholding Tax after taking into account such reduction. If the forms or other documentation required by subsection (1) of this Paragraph 2(j) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable Withholding Tax.

(5)        If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent and the Company fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Paragraph 2(j) together with all costs and expenses (including attorneys fees). The obligation of the Lenders under this subparagraph (5) shall survive the payment of all other Obligations.

(6)        The Company shall not be required to pay any additional amounts in respect of Withholding Tax pursuant to this Paragraph 2(j) on account of any Lender:

(i)         If the obligation to pay such additional amounts arises as a result of a failure by such Lender to comply with its obligations under this Paragraph 2(j); or

(ii)        If such Lender shall have delivered IRS Form W-8BEN, IRS Form W-8ECI or such other form(s) pursuant to this Paragraph 2(j), and such Lender shall not at any time be entitled to reduction, partial exemption or exemption from deduction or withholding of United States federal income tax in respect of payments by the Company hereunder for the account of such Lender for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such form(s).

2(k)	Fees. The Company shall pay the following fees:

(1)        To the Administrative Agent for distribution to the Lenders pro rata in accordance with their respective Percentage Shares, in arrears, on the last Business Day of each March, June, September and December, commencing June 30, 2005, and on the Revolving Facility Maturity Date (or on each such earlier date as the Revolving Credit Limit shall be reduced to zero as permitted pursuant to Paragraph 3(h)(2)), a commitment fee equal to: (i) the average daily Revolving Credit Limit in effect during the calendar quarter (or portion thereof) then ending, minus the sum of: a. the daily average outstanding amount of Revolving Loans,

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plus b. the daily average amount available for drawing under Outstanding Letters of Credit during such calculation period, multiplied by (ii) the product of: y. one half of one percent (0.50%), and z. a fraction, the numerator of which is the number of days in such calculation period and the denominator of which is 360.

(2)        To the Administrative Agent for its own account, such administrative fees as the Administrative Agent and the Company have agreed in writing.

(3)        To the Administrative Agent for the account of the Lenders, including the Issuing Bank in its capacity as a Lender, pro rata in accordance with their respective Percentage Shares, in arrears, on the last day of each calendar quarter, a letter of credit fee equal to: (i) the average daily amount available for drawing under Outstanding Letters of Credit during the applicable calculation period multiplied by (ii) the product of: y. the Applicable LIBO/Euro Margin applicable to Revolving Loans which are LIBO Rate Loans during such period, and z. a fraction, the numerator of which is the number of days in such period and the denominator of which is 360;

(4)        To the Issuing Bank directly for its own account, in advance, on the date of issuance of each Letter of Credit for the period from such date to but not including the same day in the third full month following such issuance date and, thereafter, on such date in each third month thereafter and on the expiration date of the Letter of Credit, a fronting fee calculated at the per annum rate of one quarter of one percent (0.25%) on the amount available for drawing under such Letter of Credit on such payment date; and

(5)        To the Issuing Bank directly for its own account, from time to time upon demand of the Issuing Bank, such fees and charges, including, without limitation, transfer fees and miscellaneous charges, relating to the Letters of Credit as the Issuing Bank customarily charges with respect to similar letters of credit issued by it and all costs incurred and payments made by the Issuing Bank by reason of any further assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon it or as a result of its compliance with any directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit.

In calculating fees payable hereunder, the Existing Credit Agreement shall constitute this Credit Agreement for all periods preceding the Effective Date.

2(l)       Post-Default Interest. During such time as there shall have occurred and be continuing an Event of Default, all Obligations outstanding, shall, at the election of the Required Lenders, bear interest at a per annum rate equal to two percent (2%) above the Applicable Base Rate in effect during the applicable calculation period.

2(m)     Computations. All computations of interest and fees payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed.

3.	Miscellaneous Provisions.

3(a)      Use of Proceeds. The proceeds of Revolving Loans shall be used for working capital and general corporate purposes, including repayment of L/C Drawings and funding of capital expenditures and acquisitions permitted hereunder.

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3(b)      Request For Revolving Loans; Making of Revolving Loans. If the Company desires to borrow hereunder, the Company shall deliver a Loan and/or Rate Request to the Administrative Agent (which delivery may be by facsimile transmission) not later than:

(1)        In the case of a Revolving Loan to be initially funded as a Floating Eurodollar Rate Loan or a Base Rate Loan, 9:00 a.m. (San Francisco time) on the proposed funding date; and

(2)        In the case of a Revolving Loan to be initially funded as a LIBO Rate Loan, 9:00 a.m. (San Francisco time) on the third Eurodollar Business Day preceding the proposed funding date.

The Administrative Agent shall notify each Lender of such Lender’s respective Percentage Share of the requested Revolving Loan or Revolving Loans no later than 10:00 a.m. (San Francisco time) on the date such notice is received by the Administrative Agent (which notice by the Administrative Agent to the Lenders may be given telephonically). Each Lender shall make its Percentage Share of the proposed Revolving Loan available to the Administrative Agent, in same-day funds, on the funding date at the Contact Office, ABA 121000248, for the Administrative Agent’s Account No. 4081656779, Account Name: SYNDIC/WFBCORP/DOLLAR FINANCIAL, Ref. Dollar Financial Group, or such other account as the Administrative Agent shall designate, no later than 11:00 a.m. (San Francisco time). The failure of any Lender to advance its Percentage Share of a proposed Revolving Loan to the extent required under this Credit Agreement shall not relieve any other Lender of its obligation hereunder to advance its Percentage Share thereof, if required, and no Lender shall be responsible for the failure of any other Lender to make any such advance.

3(c)      Evidence of Indebtedness. The obligation of the Company to repay the Revolving Loans shall be evidenced by notations on the books and records of the Lenders. Such books and records shall constitute prima facie evidence thereof. Any failure to record the advance of any Revolving Loan, the interest rate applicable thereto or any other information regarding the Obligations, or any error in doing so, shall not limit or otherwise affect the obligation of the Company with respect to any of the Obligations. Upon the request of a Lender, the Company shall promptly execute a promissory note in favor of such Lender evidencing such Lender’s Percentage Share of Revolving Loans funded hereunder, if the Company has not previously done so.

3(d)      Borrowing Base Conformity. In support of its obligation to repay Revolving Loans and L/C Drawings hereunder, the Company shall cause the Collateral Value of the Borrowing Base to be not less than, at any date, the aggregate principal amount of outstanding Revolving Loans, Outstanding Letters of Credit and unrepaid L/C Drawings on such date. The Company shall immediately prepay Revolving Loans to the Administrative Agent on behalf of the Lenders on any day in the amount by which the aggregate principal amount of outstanding Revolving Loans outstanding, Outstanding Letters of Credit and unrepaid L/C Drawings exceeds the Collateral Value of the Borrowing Base.

3(e)      Nature and Place of Payments. All payments made on account of the Obligations shall be made by the Company, without setoff or counterclaim, in lawful money of the United States of America in immediately available same day funds, free and clear of and without deduction for any Taxes, fees or other charges of any nature whatsoever imposed by any taxing authority and must be received by the Administrative Agent by 11:00 a.m. (San Francisco time) on the day of payment, it being expressly agreed and understood that if a payment is received after 11:00 a.m. (San Francisco time) by the Administrative Agent, such payment will be considered to have been made by the Company on the next succeeding Business Day and interest thereon shall be payable by the Company at

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the rate otherwise applicable thereto during such extension. All payments on account of the Obligations shall be made to the Administrative Agent through the Contact Office. If any payment required to be made by the Company hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

3(f)	Prepayments.

(1)        No later than 9:00 a.m. (San Francisco time) on any Business Day, the Company may voluntarily prepay Base Rate Loans and Floating Eurodollar Rate Loans in whole or in part at any time; provided, however, that voluntary prepayments of Base Rate Loans and Floating Eurodollar Rate Loans shall be in the minimum amount of $500,000.00 and integral multiples of $100,000.00 in excess thereof.

(2)        The Company may voluntarily prepay LIBO Rate Loans prior to the last day of their applicable Interest Periods in whole or in part at any time upon not less than three Eurodollar Business Days’ prior written notice to the Administrative Agent (which notice will be promptly forwarded telephonically by the Administrative Agent to the Lenders affected thereby); provided, however, that voluntary prepayments of LIBO Rate Loans shall be in the minimum amount of $1,000,000.00 and integral multiples of $100,000.00 in excess thereof.

(3)	Revolving Loans are subject to mandatory prepayment as follows:
	(i)	As required pursuant to Paragraph 3(d) above; and

(ii)        On any date on which the aggregate principal amount of outstanding Revolving Loans, Outstanding Letters of Credit and unrepaid L/C Drawings exceeds the Revolving Credit Limit on such date (after giving effect to any reduction of the Revolving Credit Limit on such date, including, without limitation, upon a permanent reduction of the Revolving Credit Limit pursuant to Paragraph 3(h) below), in the amount of such excess.

(4)        The Company shall pay in connection with any prepayment hereunder, whether voluntary or mandatory, all interest accrued but unpaid on the Revolving Loans to which such prepayment is applied, and in the case of prepayment of any LIBO Rate Loans, all amounts payable pursuant to Paragraph 2(i) above, concurrently with payment of any principal amounts.

(5)        Prior to the occurrence of an Event of Default and acceleration of the Obligations, prepayments shall be applied first to Base Rate Loans and Floating Eurodollar Rate Loans to the extent possible and then to LIBO Rate Loans.

3(g)      Allocation of Payments Received. Prior to the occurrence of an Event of Default and acceleration of the Obligations, all amounts received by the Administrative Agent on account of the Obligations shall be disbursed by the Administrative Agent to the Lenders as directed by the Company (consistent with the requirements for application of prepayments set forth in Paragraph 3(f) above and subject to the requirement that any application of amounts against the Revolving Loans shall be allocated pro rata among the Lenders in accordance with their respective Percentage Shares) by wire transfer of like funds received on the date of receipt if received by the Administrative Agent before 10:30 a.m. (San Francisco time) or if received later, by 12:00 noon (San Francisco time) on the next succeeding Business

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Day, without further interest payable by the Administrative Agent. Following the occurrence of an Event of Default and acceleration of the Obligations, all amounts received by the Administrative Agent on account of the Obligations, including, without limitation, as proceeds of the sale or other disposition of Company Collateral, shall be promptly disbursed by the Administrative Agent as follows:

(1)        First, to the payment of expenses incurred by the Administrative Agent in the performance of its duties and the enforcement of the rights of the Lenders under the Loan Documents, including, without limitation, all costs and expenses of collection, reasonable and documented attorneys’ fees (including all allocated costs of internal counsel), court costs and foreclosure expenses, including as provided in Paragraph 7(g) below;

(2)        Then, to the Lenders, pro rata in accordance with their respective Percentage Shares, until all outstanding Revolving Loans and unrepaid L/C Drawings and interest accrued thereon have been paid in full, said amounts to be allocated by the Lenders first to interest and then, but only after all accrued interest has been paid in full, to principal of Revolving Loans and unrepaid L/C Drawings;

(3)        Then, and if but only if there remain Outstanding any Letters of Credit, to the Administrative Agent to hold as cash collateral for the obligation of the Company to reimburse any future L/C Drawings as the same may occur, until there are no further Letters of Credit Outstanding;

(4)        Then, to the Lenders pro rata in accordance with the amount of remaining Obligations owed to such Lenders until all other Obligations held by the Lenders have been paid in full; and

(5)	Then, to such Persons as may be legally entitled thereto.

3(h)      Mandatory Reduction in Credit Limit; Voluntary Termination or Permanent Reduction of Credit Limit.

(1)        The Revolving Credit Limit will be permanently reduced from time to time upon the consummation of each such transaction:

(i)         In a dollar amount equal to one hundred percent (100%) of the Net Cash Proceeds from each sale or other disposition of assets by the Parent or any of its Subsidiaries (other than pursuant to Approved CLP Assets Disposition Agreements) in excess of aggregate Net Cash Proceeds from such sales during any fiscal year of $1,500,000.00; provided, however, that no such reduction in the Revolving Credit Limit in respect of any sale or other disposition of such assets shall be required if and to the extent that the Parent or the Subsidiary, as applicable, intends to reinvest the Net Cash Proceeds in similar assets and shall have done so within two hundred seventy (270) days of the consummation of such sale or other disposition (it being agreed and understood that in the event any Net Cash Proceeds of any sale or other disposition which would reduce the Revolving Credit Limit but for the intention of the selling Person to so reinvest such funds are not fully so reinvested within the required time frame, the Revolving Credit Limit shall be immediately reduced by the amount of the Net Cash Proceeds not so reinvested), and,

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provided further, that nothing contained herein shall be construed to permit any such sale or other disposition unless the same is permitted pursuant to Paragraph 8(h) below;

(ii)        In a dollar amount equal to: (y) one hundred percent (100%) of the Net Cash Proceeds from each issuance by the Parent or any of its Subsidiaries of debt securities following the Effective Date (other than in connection with Approved CLP Assets Disposition Agreements), and (z) fifty percent (50%) of the Net Cash Proceeds from each issuance by the Parent or any of its Subsidiaries of equity securities following the Effective Date, it being expressly agreed for purposes of this subparagraph (z) that the issuance of equity securities in connection with the exercise of options issued to employees and members of the Boards of Directors of the Parent or any of its Subsidiaries shall not be considered an issuance of equity securities; and

(iii)       To the extent required by the Administrative Agent as a condition to its approval of a proposed CLP Assets Disposition Agreement (and subject to the restriction on the right of the Administrative Agent to impose any such condition set forth in the definition of “Approved CLP Assets Disposition Agreement”), in such dollar amount (not to exceed seventy five percent (75%) of the Net Cash Proceeds of the sale, transfer or other disposition of CLP Assets thereunder) as the Administrative Agent shall require.

(2)        The Company may, upon not less than five Business Days’ prior notice to the Administrative Agent, terminate the Revolving Credit Limit or, from time to time, permanently reduce the Revolving Credit Limit by in the minimum amount of $1,000,000.00 per reduction; provided, however, that no such reduction shall be permitted if, after giving effect thereto and to any prepayments of Revolving Loans made on the effective date thereof, the then outstanding principal amount of Revolving Loans outstanding, Outstanding Letters of Credit and unrepaid L/C Drawings would exceed the Revolving Credit Limit as so reduced.

4.                      Security; Guaranties; Releases; Intercreditor Arrangements; Additional Documents.

4(a)      Reaffirmation of Company Security Agreement. Pursuant to the Existing Credit Agreement, the Company executed and delivered to the Administrative Agent that certain Pledge and Security Agreement dated as of November 13, 2003 (the “Company Security Agreement”) pursuant to which the Company pledged, assigned and granted to the Administrative Agent for the pari passu benefit of the Lenders a first priority perfected security interest in and Lien upon the property and assets of the Company described therein as collateral security for the obligations of the Company under the Existing Credit Agreement. The Company hereby: (1) agrees that all references in the Company Security Agreement to the “Credit Agreement” shall be construed as references to the Existing Credit Agreement as amended and restated by this Credit Agreement, all references to the “Obligations” shall be construed as references to the Obligations hereunder and all references to the “Company Security Agreement” herein and in the other Loan Documents shall be construed as references to the Company Security Agreement as ratified and reaffirmed hereby, (2) ratifies and reaffirms the Company Security Agreement and all documents, instruments and agreements delivered pursuant thereto and the first priority perfected security interest of the Administrative Agent for the benefit of the Lenders in the Company Collateral existing on the Effective Date and all after-acquired Company Collateral, and (3) represents and warrants

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to the Lender that the Company Security Agreement and all other documents, instruments and agreements delivered pursuant thereto remain in full force and effect.

4(b)      Reaffirmation of Guaranties, Guarantor Security Agreements and Guarantor Subordination Agreements. To evidence the continuing effectiveness of the “Guaranties,” “Guarantor Security Agreements,” and “Guarantor Subordination Agreements” executed and delivered by the Existing Guarantors pursuant to the Existing Credit Agreement and the continuing effectiveness of the Foreign Subsidiary Subordination Agreements executed by the Existing Foreign Subsidiaries, as a condition precedent to the Effective Date the Company shall cause to be executed and delivered to the Administrative Agent by the Parent and each of its Subsidiaries (other than the Company) the Master Reaffirmation Agreement.

4(c)      Reaffirmation of Intercreditor Arrangements. To evidence the continuing effectiveness of the Bank Group/Senior Noteholder Intercreditor Agreement, as a condition precedent to the Effective Date there shall have been delivered to the Administrative Agent the Reaffirmation of Intercreditor Agreement.

4(d)      Further Documents. Each of the Parent and the Company agrees to execute and deliver and to cause to be executed and delivered to the Administrative Agent on behalf of the Lenders from time to time:

(1)        From each Subsidiary of the Parent organized or acquired following the Effective Date, other than any Foreign Subsidiary, a Guaranty, a Guarantor Security Agreement, a Guarantor Subordination Agreement and such UCC financing statements and authorizing documentation as the Administrative Agent may request, such Guaranty, Guarantor Security Agreement, Guarantor Subordination Agreement and UCC financing statements to be delivered immediately upon the formation or acquisition of such Subsidiary (it being acknowledged and agreed by the Administrative Agent and the Lenders that, provided that all rights of the Senior Noteholder Trustee and the Senior Noteholders thereunder are subject to the Bank Group/Senior Noteholder Intercreditor Agreement, each such Subsidiary may concurrently deliver to the Senior Noteholder Trustee for the benefit of the Senior Noteholders, a Senior Noteholder Guaranty and, if but only if such Subsidiary shall own capital stock of a Foreign Subsidiary, a Senior Noteholder Pledge Agreement);

(2)        From each Foreign Subsidiary of the Parent organized or acquired following the Effective Date, a Foreign Subsidiary Subordination Agreement;

(3)        From each Lender with which the Parent, the Company or any Guarantor Subsidiary maintains deposits, including, without limitation, future Lenders hereunder, an account control agreement in form and substance acceptable to the Administrative Agent (each, a “Lender Account Control Agreement”); and

(4)        From the Parent, the Company and the other Subsidiaries of the Parent and such Persons as the Administrative Agent may request, such confirmatory or supplementary security agreements, financing statements, account control agreements, consents and acknowledgements of third parties, intercreditor agreements and such other documents, instruments or agreements as the Administrative Agent may reasonably request, which are in the Administrative Agent’s judgment necessary or desirable to obtain for the Administrative Agent on behalf of the Lenders, the benefit of the Loan Documents, the Company Collateral and the

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Guarantor Collateral (the “Additional Collateral and Credit Support Documents”); provided, however, that in the event the Parent and the Company, after the exercise of reasonable efforts, are unable to obtain any requested Additional Collateral and Credit Support Document and have cooperated fully with the Administrative Agent in any attempts it may make to obtain such Additional Collateral and Credit Support Document, the failure to deliver such Additional Collateral and Credit Support Document shall not, in and of itself, constitute an Event of Default under this Credit Agreement.

5.	Conditions Precedent.
5(a)	Effective Date. As conditions precedent to the Effective Date:

(1)        The Parent and the Company shall have delivered or shall have caused to be delivered to the Administrative Agent, in form and substance satisfactory to the Lenders and their counsel, duly executed by the appropriate Persons, as appropriate (with sufficient copies for each of the Lenders), each of the following:

(i)	This Credit Agreement;

(ii)        To the extent requested by any Lender, and not previously delivered pursuant to the Existing Credit Agreement, a Note payable to such Lender;

(iii)       From the Existing Guarantors and the Existing Foreign Subsidiaries, the Master Reaffirmation Agreement;

(iv)       From each of the parties to the Bank Group/Senior Noteholders Intercreditor Agreement, the Reaffirmation of Intercreditor Agreement;

(v)        Such UCC searches as the Administrative Agent may require evidencing the continuing first priority of the security interest in favor of the Administrative Agent for the benefit of the Lenders in the Company Collateral and the Guarantor Collateral;

(vi)       From each of the Lenders hereunder which are not “Lenders” under the Existing Credit Agreement and with which Lender the Parent, the Company or any Guarantor Subsidiary maintains deposits, a Lender Account Control Agreement;

(vii)      Such other Additional Collateral and Credit Support Documents as may be reasonably requested by the Administrative Agent and the Lenders;

(viii)     Such credit applications, financial statements, authorizations and such information concerning the Company, the Existing Guarantors, the Existing Foreign Subsidiaries and their respective business, operations and condition (financial and otherwise) as any Lender may reasonably request;

(ix)       Certified copies of resolutions of the Boards of Directors of the Company, each Existing Guarantor and each Existing Foreign Subsidiary approving the execution, delivery and performance of the Loan Documents to which such Person is party;

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(x)        A certificate or certificates of the Secretary or an Assistant Secretary of each of the Company, each Existing Guarantor and each Existing Foreign Subsidiary certifying the names and true signatures of the officers of such Person authorized to sign the Loan Documents to which such Person is party, including, without limitation, the documents, instruments and agreements delivered as a condition precedent to the Effective Date, and, on an ongoing basis, to act under and perform such Loan Documents;

(xi)       Such opinions of counsel for the Company, the Existing Guarantors and the Existing Foreign Subsidiaries as may be required by the Administrative Agent, which opinions shall be in form and substance satisfactory to the Administrative Agent, such opinions to include, in any event, confirmation as to the permissibility of the grant of Liens by the Company under the Company Security Agreement and the Existing Guarantors under the Guarantor Security Agreements and the consistency of such Liens and all Loan Documents with all requirements and restrictions of the Senior Noteholder Indenture;

(xii)      Evidence satisfactory to the Administrative Agent that upon the Effective Date the outstanding principal balance of Revolving Loans to be funded on the Effective Date and Outstanding Letters of Credit (including the “Revolving Loans” and “Letters of Credit” outstanding under the Existing Credit Agreement) shall not exceed the limits set forth in Paragraphs 1(a) and 1(b) above, such evidence to include, without limitation, a Borrowing Base Report dated as of the Effective Date and reflecting activity through the opening of business on the immediately preceding Business Day, demonstrating in form and detail satisfactory to the Administrative Agent that the Collateral Value of the Borrowing Base at and as of such date is sufficient to support such Revolving Loans and Outstanding Letters of Credit;

(xiii)     Evidence satisfactory to the Administrative Agent that upon the Effective Date the Existing Credit Agreement shall automatically be deemed to have been superseded and replaced by this Credit Agreement and that any obligation of the lenders thereunder to extend further credit to the Company thereunder shall have terminated;

(xiv)     Evidence satisfactory to the Administrative Agent that all fees required to be paid by the Company under the Existing Credit Agreement and this Credit Agreement (including, without limitation, the fees referred to in Paragraph 2(k) above) and in any other writing between or among Wells Fargo, the Company and the Parent in connection with the transactions contemplated hereby on or before the Effective Date have been, or will on the Effective Date be, paid in full;

(xv)      Evidence satisfactory to the Administrative Agent that all reasonable and documented costs and expenses, including, without limitation, fees of inside and outside counsel to the Administrative Agent, required to be paid by the Company for which billing statements have been delivered no less than two Business Days’ prior to the Effective Date have been, or will upon the Effective Date be, paid in full;

(xvi)     A special closing covenant compliance certificate in form and detail satisfactory to the Administrative Agent showing the Company’s compliance with

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the financial covenants set forth under Paragraphs 8(i) below at and as of March 31, 2005 (which certificate may be prepared based on internally-prepared unaudited financial statements); and

(xvii)    A certificate executed by a Responsible Officer of the Company stating that as of the Effective Date there does not exist any Potential Default or Event of Default under the Existing Credit Agreement and that upon the Effective Date, after giving effect to the transactions to be consummated on such date there does not exist any Potential Default or Event of Default under this Credit Agreement.

(2)        The Lenders shall have approved the Commitment Schedule as in effect on the Effective Date, such initial Commitment Schedule being attached hereto as Annex III.

(3)        All acts and conditions (including, without limitation, the obtaining of any third party consents or necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws.

(4)        All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Administrative Agent, the Lenders and their counsel.

5(b)      All Credit Events. As additional conditions precedent to the occurrence of the Effective Date and, thereafter, to each Lender’s obligation to fund its Percentage Share of any Revolving Loan or of the Issuing Bank to issue any Letter of Credit, at and as of the Effective Date and, thereafter, at and as of the date of the funding of any Revolving Loan or issuance of any Letter of Credit:

(1)        If the request is for the funding of a Revolving Loan, there shall have been delivered to the Administrative Agent a Loan and/or Rate Request therefor, or, if the request is for the issuance of a Letter of Credit, there shall have been delivered to the Issuing Bank and the Administrative Agent a Letter of Credit Application therefor;

(2)        The representations and warranties of each of the Company-Related Credit Parties contained in the Loan Documents to which such Person is party shall be accurate and complete in all material respects as if made on and as of the date of such funding or issuance (unless any such representation and warranty speaks as of a particular date, in which case it shall remain accurate and complete in all material respects as of such date);

(3)	There shall not exist an Event of Default or Potential Default; and

(4)        Following the funding of the requested Revolving Loan or the issuance of the requested Letter of Credit, as the case may be, the aggregate principal amount of Revolving Loans, Outstanding Letters of Credit and unrepaid L/C Drawings will not exceed the limitations of Paragraphs 1(a) and 1(b) above.

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By delivering a Loan and/or Rate Request to the Administrative Agent hereunder, or, as applicable, a Letter of Credit Application to the Issuing Bank, the Company shall be deemed to have represented and warranted the accuracy and completeness of the statements set forth in subparagraphs (2) through (4) of this Paragraph 5(b).

6.                      Representations and Warranties of the Parent and the Company. As an inducement to the Administrative Agent and each Lender to enter into this Credit Agreement and as inducement to the Lenders to make Revolving Loans and the Issuing Bank to issue Letters of Credit hereunder, each of the Parent and the Company, jointly and severally, represents and warrants to the Administrative Agent and each Lender that:

6(a)      Financial Condition. The financial statements, dated the Statement Date and March 31, 2005, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly in accordance with GAAP the financial condition of the Parent and its consolidated Subsidiaries at such dates and the consolidated and consolidating results of their operations and changes in financial position for the fiscal periods then ended.

6(b)      No Change. Since the Statement Date there has been no Material Adverse Effect.

6(c)      Corporate Existence; Compliance with Law. Each of the Parent, the Company and each of the other Subsidiaries of the Parent: (1) is duly organized, validly existing and in good standing as a corporation under the laws of its jurisdiction of incorporation and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify could be reasonably expected to result in a Material Adverse Effect, (2) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in compliance with all Requirements of Law and Contractual Obligations, the failure to comply with which could be reasonably expected to result in a Material Adverse Effect.

6(d)      Corporate Power; Authorization; Enforceable Obligations. Each of the Company-Related Credit Parties has the corporate power and authority and the legal right to execute, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Loan Documents. The applicable Loan Documents have been duly executed and delivered on behalf of the Company-Related Credit Parties and constitute legal, valid and binding obligations of such Persons enforceable against such Persons in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

6(e)      No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowing hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Parent, the Company or any other Subsidiary of the Parent the failure to comply with which could reasonably be expected to result in a Material Adverse Effect, or create or result in the creation of any Lien (except the Liens created by the Company Security Agreement, the Guarantor Security Agreements and the Senior Noteholders Foreign Stock Pledge Agreements) on any assets of the Parent, the Company or any other Subsidiary of the Parent.

6(f)       No Material Litigation. Except as disclosed on Schedule 6(f) hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending

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or, to the knowledge of the Company or the Parent, threatened by or against the Parent, the Company or any other Subsidiary of the Parent or against any of such Persons’ properties or revenues which is likely to be adversely determined and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or which challenges any Company-Related Credit Party’s right, power or competence to enter into or perform any of its obligations under the Loan Documents or the validity or enforceability of any Loan Document.

6(g)      Taxes. The Parent, the Company and each of the other Subsidiaries of the Parent have filed or caused to be filed all tax returns that are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their property other than taxes which are being contested in good faith by appropriate proceedings and as to which such Person has established adequate reserves in conformity with GAAP.

6(h)      Investment Company Act. Neither the Parent, the Company nor any other Subsidiary of the Parent or any Person controlling the Parent is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6(i)       Subsidiaries. Attached hereto as Schedule 6(i) is an accurate and complete list of all Subsidiaries of the Parent existing at the Effective Date, their respective jurisdictions of incorporation and the percentage of their capital stock owned by the Parent or other Subsidiaries and designating which of such Subsidiaries are “Existing Guarantors” and which of such Subsidiaries are “Existing Foreign Subsidiaries.” Neither the Parent, the Company nor any other Subsidiary of the Parent will, nor will they permit any of their Subsidiaries to, form or acquire any Subsidiary except upon not less than ten (10) Business Days prior written notice to the Administrative Agent and the Lenders and compliance with the provisions of Paragraph 4(d) above. All of the issued and outstanding shares of capital stock of all existing Subsidiaries of the Parent have been, and all issued and outstanding shares of capital stock of Subsidiaries of the Parent formed or acquired following the Effective Date will be, duly authorized and issued and are and will be fully paid and non-assessable.

6(j)       Federal Reserve Board Regulations. Neither the Parent, the Company nor any other Subsidiary of the Parent is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of such terms under Regulation U. No part of the proceeds of any Revolving Loan issued hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

6(k)	ERISA Compliance. Except as disclosed on Schedule 6(k) hereto:

(1)        Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law failure to comply with which would reasonably be likely to result in a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company and the Parent, nothing has occurred which would cause the loss of such qualification.

(2)        There are no pending or, to be best knowledge of Company or the Parent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a

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Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(3)        No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan.

(4)	No Pension Plan has any Unfunded Pension Liability.

(5)        Neither the Parent, the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

(6)        Neither the Parent, the Company nor any ERISA Affiliate has incurred nor reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan.

(7)        Neither the Parent, the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability to any person or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6(l)       Assets. The Parent, the Company and each other Subsidiary of the Parent has good and marketable title to all property and assets reflected in the financial statements referred to in Paragraph 6(a) above, except property and assets sold or otherwise disposed of in the ordinary course of business subsequent to the respective dates thereof. Neither the Parent, the Company nor any other Subsidiary of the Parent has outstanding Liens on any of its properties or assets nor are there any security agreements to which the Parent, the Company or any other Subsidiary of the Parent is a party, or title retention agreements, whether in the form of leases or otherwise, relating to any personal property except as reflected in the financial statements referred to in Paragraph 6(a) above or as permitted under Paragraph 8(a) below.

6(m)     Securities Acts. Neither the Parent nor the Company has issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, nor is it in violation of any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, other than violations which could not reasonably be expected to result in a Material Adverse Effect. The Company is not required to qualify an indenture under the Trust Senior Noteholder Indenture Act of 1939, as amended, in connection with its execution and delivery of this Credit Agreement or, if applicable, issuance of the Notes.

6(n)      Consents, Etc. No consent, approval, authorization of, or registration, declaration or filing with any Governmental Authority or any material consent, approval or authorization of any other Person is required on the part of the Parent, the Company or any other Subsidiary of the Parent in connection with the execution and delivery of the Loan Documents (other than filings to perfect the Liens granted by such Persons to the Administrative Agent on behalf of the Lenders under the Loan Documents and to the Senior Noteholder Trustee under the Senior Noteholder Pledge Agreements) or the performance of or compliance with the terms, provisions and conditions hereof or thereof.

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6(o)      Hazardous Materials. Except as otherwise disclosed on Schedule 6(o) hereto, neither the Company, the Parent nor, to the best knowledge of the Company or the Parent, any other Person has: (1) caused or permitted any Hazardous Materials to be disposed of in, on, under or about the Property or any part thereof, and neither the Property, nor any part thereof, has ever been used (whether by the Company, the Parent or, to the best knowledge of the Company and the Parent, by any other Person) for activities involving, directly or indirectly, the disposal of any Hazardous Materials; (2) caused or permitted to be incorporated into or utilized in the construction of any improvements located on the Property any chemical, material, or substance to which exposure is prohibited, limited or regulated by any Hazardous Materials Laws or which, even if not so regulated, is known to pose a hazard (either in its present form or if disturbed or removed) to the health and safety of the occupants of the Property or of property adjacent to the Property; or (3) discovered any occurrence or condition on the Property or any property adjacent to or in the vicinity of the Property that could cause the Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Property under any Hazardous Materials Laws, which in any instance or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

6(p)      Regulated Entities. Neither the Parent, the Company nor any other Subsidiary of the Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6(q)      Copyrights, Patents, Trademarks and Licenses, Etc. The Parent, the Company and each of the other Subsidiaries of the Parent own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company and the Parent, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Parent, the Company or any other Subsidiary of the Parent infringes upon any rights held by any other Person. Other than with respect to the tradename/trademark “We The People,” all federally registered patents, trademarks and copyrights used by the Parent, the Company and each of the other Subsidiaries of the Parent existing at the Effective Date are registered in the name of the Company alone and all future federally registered patents, trademarks and copyrights will be registered in the name of the Company alone. Set forth on Schedule 6(q) hereto is an accurate and complete list of all federally registered patents, trademarks and copyrights existing on the Effective Date.

6(r)       Collateral and Credit Support Documents. The provisions of each of the Collateral and Credit Support Documents are effective to create in favor of the Administrative Agent for the benefit of the Lenders, a legal, valid and enforceable first priority security interest in all right, title and interest of the Company, the Parent and the other Guarantors in the Company Collateral and Guarantor Collateral described therein and financing statements have been filed in the offices in all of the jurisdictions listed in the schedule to the Company Security Agreement and the Guarantor Security Agreements

6(s)       Insurance. The properties of the Parent, the Company and each of the other Subsidiaries of the Parent are insured with financially sound and reputable insurance companies not Affiliates of the Parent or the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent, the Company or such other Subsidiary of the Parent operates. All such policies of insurance name the Administrative Agent as an additional insured for the benefit of the Lenders.

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6(t)       Full Disclosure. None of the representations or warranties made by the Company-Related Credit Parties in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Parent, the Company or any other Subsidiary of the Parent in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Parent and the Company to the Lenders prior to the Effective Date), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

6(u)      Anti-Terrorism Regulations. Neither the making of the Revolving Loans nor the use of the proceeds thereof, nor the issuance of Letters of Credit, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same. Without limiting the generality of the foregoing, neither the Parent, the Company or any other Subsidiary of the Parent: (1) is or will become a blocked person described in Section 1 of the Anti-Terrorism Order, or (2) does nor will it engage in any dealings or transactions or otherwise be associated with any such blocked person.

6(v)      Solvency. The Parent, the Company and each of the other Subsidiaries of the Parent are, and after giving effect to the transactions contemplated hereby will be, Solvent.

6(w)     Notes Receivable. Schedule 3 to the Company Security Agreement and to each of the Guarantor Security Agreements (as such Schedules may be expressly supplemented in writing from time to time as required pursuant to Paragraph 7(b)(6) below) accurately and completely describe all intercompany Indebtedness among any of the Parent, the Company and other Subsidiaries of the Parent and all such intercompany Indebtedness is evidenced by a negotiable promissory note which has been duly endorsed in blank by the holder thereof and delivered to the Administrative Agent as Company Collateral or Guarantor Collateral, as applicable.

6(x)      Deposit Accounts. Schedule 4 to the Company Security Agreement and to each of the Guarantor Security Agreements (as such Schedules may be expressly supplemented in writing from time to time as required pursuant to Paragraph 7(b)(7) below) accurately and completely describe all deposit accounts of the Parent, the Company and other Guarantor Subsidiaries maintained with any Person. Such deposit accounts are maintained solely in the single name of the Parent, the Company or such other Guarantor Subsidiaries which has granted a security interest in and lien upon such deposit accounts. Each of the Sweep Accounts is maintained by the Company with a Lender and is subject to a Lender Account Control Agreement which is in full force and effect. The Sweep Accounts are the sole accounts, deposit or otherwise, into which funds maintained in deposit accounts of the Parent and the Guarantor Subsidiaries will be transferred among such parties.

6(y)      Operational Structure. The day to day operation of the business of the Company and its Subsidiaries is and will at all times following the Effective Date be conducted principally through such Subsidiaries and not by the Company or the Parent. The Company’s primary role is and will continue be to: (1) act as servicer of CLP Assets under servicing arrangements with third parties, (2) provide credit support for the business activities of the Subsidiaries, (3) act as the contracting party on behalf of itself and the Subsidiaries with respect to contracts relating to the provision of goods and services needed in the operation of the business of the Company and its Subsidiaries, and (4) provide cash management services among the Subsidiaries through a periodic sweep into the Sweep Accounts of cash utilized in the day to day operations of the Subsidiaries of the Company and a reallocation of such cash through intercompany loans, advances and investments permitted pursuant to Paragraph 8(g) below.

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7.                      Affirmative Covenants. Each of the Parent and the Company, jointly and severally, hereby covenants and agrees that, as long as any Obligations remain unpaid or any Lender has any obligation to make Revolving Loans or the Issuing Bank has any obligation to issue Letters of Credit hereunder, the Parent and the Company shall:

7(a)      Financial Statements. Furnish or cause to be furnished to the Administrative Agent and each of the Lenders directly:

(1)        Within ninety (90) days after the close of each of the Parent’s and the Company’s fiscal years, an unqualified audit report certified by independent certified public accountants of national standing, prepared in accordance with GAAP on a consolidated basis for each such Person and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (i) any management letter prepared by said accountants, and (ii) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Event of Default or Potential Default, or if, in the opinion of such accountants, any Event of Default or Potential Default shall exist, stating the nature and status thereof;

(2)        Within ninety (90) days after the close of each fiscal year of National Money Mart Company and Dollar Financial UK Limited , condensed financial statements prepared on a consolidated basis for such Person and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows; provided, however, that to the extent such condensed financial statements are included in the form 10K filed by the Company for such annual period, such condensed financial statements need not be separately provided hereunder;

(3)        Within forty five (45) days after the close of each fiscal quarter of each of the Parent’s and the Company’s fiscal years, for each such Person and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, presented on a comparative basis against corresponding periods in the prior year and against budgeted performance for such period and including specific identification of any payment received by the Parent, the Company or any Guarantor Subsidiary during such fiscal quarter on account of intercompany advances referred to in subparagraphs (a) and (b) of the definition of “Remaining Acquisition Investment,” all certified by its chief financial officer and accompanied by management comments relating thereto;

(4)        Together with the financial statements required under subparagraphs (1) and (3) above, a Compliance Certificate signed by its chief financial officer showing the calculations necessary to determine compliance with this Credit Agreement and stating that no Event of Default or Potential Default exists, or if any Event if Default or Potential Default exists, stating the nature and status thereof;

(5)        Within ninety (90) days after the close of each fiscal year, a financial summary of year to date revenues, expenses and EBITDA presented separately by region, in form and detail satisfactory to the Administrative Agent but in any event broken down by material revenue and expense categories;

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(6)        To the extent not otherwise delivered pursuant to this Paragraph 7(a), copies of all financial statements and financial information delivered by the Parent, the Company or any other Subsidiary of the Parent from time to time to the holders of the Senior Notes; and

(7)        Copies of all proxy statements, financial statements, and reports which the Parent sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements under the Act which the Parent files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or with any national securities exchange; provided, however, that there shall not be required to be delivered hereunder such copies for any Lender of prospectuses relating to future series of offerings under registration statements filed under Rule 415 of the Act or other items which such Lender has indicated in writing to the Parent from time to time need not be delivered to such Lender.

7(b)      Certificates; Reports; Other Information. Furnish or cause to be furnished to the Administrative Agent and each of the Lenders directly:

(1)        Within ten (10) days following the end of each calendar month, as of the close of business of the Company on the last Business Day of the immediately preceding calendar month and at and as of such other times as the Administrative Agent may reasonably request, a Borrowing Base Report;

(2)        Within thirty (30) days after the close of each of its fiscal years, a quarterly budget for the current fiscal year, in form and detail reasonably satisfactory to the Administrative Agent and the Lenders and showing separately the operation of the Canadian Subsidiaries, the U.K. Subsidiaries and the United States domestic Subsidiaries of the Parent;

(3)        No later than thirty (30) days prior to executing or committing to execute any CLP Assets Disposition Agreement, notice of intention of the Parent, the Company or any of the other Subsidiaries of the Company to take such action, accompanied by a copy of such CLP Assets Disposition Agreement and such information concerning the same as the Administrative Agent may reasonably request (it being acknowledged and agreed by the Company and the Parent that they will not nor will they permit any Subsidiary to enter into any CLP Assets Disposition Agreement unless the same is an Approved CLP Assets Disposition Agreement);

(4)        No later than thirty (30) days prior to the implementation thereof, notice of the intention of the Company to or any of its Affiliates to enter into a CLP Program (other than the CLP Programs under the County Bank Agreement and the First Delaware Bank Agreement), accompanied by such information concerning the same as the Administrative Agent may reasonably request;

(6)        Not less than three Business Days’ prior to the funding of any intercompany Indebtedness among any of the Parent, the Company and other Subsidiaries of the Parent which Indebtedness has not previously been evidenced by a promissory note endorsed in blank and delivered to the Administrative Agent as Company Collateral or Guarantor Collateral, notify the Administrative Agent in writing of such proposed funding (such writing to constitute a supplement to Schedule 3 of the Company Security Agreement or Guarantor Security Agreement, as applicable) and no later than the funding date therefor deliver a promissory note evidencing the same, duly executed by the obligor thereunder and endorsed in blank by the holder, to the Administrative Agent;

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(7)        Not less than three Business Days’ prior to the opening of any deposit account in the name of the Parent, the Company or any Guarantor Subsidiary not previously described on Schedule 4 of the Company Security Agreement or the Guarantor Security Agreement, as applicable, notify the Administrative Agent in writing (such writing to constitute a supplement to Schedule 4 of the Company Security Agreement or Guarantor Security Agreement, as applicable) such notification to include the name of the Person opening the account, the name of the institution with which such deposit account will be opened and whether, in the case of deposit accounts to be opened in the name of the Company, such deposit account is a Sweep Account; and

(8)        Promptly, such additional financial and other information, including, without limitation, financial statements of the Parent, the Company and the other Subsidiaries of the Parent, information regarding the Company Collateral and the Guarantor Collateral and information documenting the Company’s compliance with federal statutes and regulations affecting money services businesses, including, without limitation, statutes and regulations generally contained in 31 U.S.C. §§5311 et seq. and 31 C.F.R. Part 103, as any Lender may from time to time reasonably request, and including, without limitation, such information as is necessary for any Lender to participate out any of its interests in the Obligations.

7(c)      Payment of Indebtedness. And shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith and for which provision is made to the satisfaction of the Administrative Agent and the Lenders for the payment thereof in the event the Parent, the Company or any of the Subsidiaries is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by the Parent, the Company or such Subsidiaries.

7(d)      Maintenance of Existence and Properties. And shall cause each of the Subsidiaries to, except as expressly permitted pursuant to Paragraph 8(c) below, maintain its corporate existence and maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, including, without limitation, all patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and similar rights.

7(e)      Inspection of Property; Books and Records; Discussions. And shall cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and permit representatives of the Administrative Agent or any Lender (at no cost or expense to the Parent, the Company or any Subsidiary unless there shall have occurred and be continuing an Event of Default except to the extent provided in Paragraph 7(g)(3) below) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon, unless there shall exist an Event of Default or Potential Default, at least two Business Days’ prior notice to the Company (which may be telephonic) and as often as may reasonably be desired by the Administrative Agent or any Lender, and to discuss the business, operations, properties and financial and other condition of the Parent, the Company and the Subsidiaries with officers and employees of such Persons, and with their independent certified public accountants (provided that the Company, if it so chooses, may be present at and participate in any such discussion).

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7(f)       Notices. And shall cause each of the Subsidiaries to, immediately but in any event within two Business Days, give written notice to the Administrative Agent and each Lender directly of:

(1)	The occurrence of any Potential Default or Event of Default;

(2)        Any litigation or proceeding affecting the Parent, the Company or any other Subsidiary of the Parent or the Company Collateral or the Guarantor Collateral which could reasonably be expected to result in a Material Adverse Effect;

(3)        Receipt of any notice of any default under any CLP Assets Disposition Agreement or the occurrence of any event, which if uncured, would lead to a default under any CLP Assets Disposition Agreement pursuant to which the Parent, the Company and/or any other Subsidiary of the Company shall be liable for any payment obligation in excess of $500,000.00; and

(4)        Any event not disclosed pursuant to subparagraphs (1) through (3) above which could reasonably be expected to result in a Material Adverse Effect.

7(g)      Expenses. Pay all reasonable and documented out-of-pocket expenses (including fees and disbursements of outside counsel and the allocated costs of internal counsel): (1) of the Administrative Agent and the Syndication Agent incident to the preparation, negotiation and administration of the Loan Documents and the protection of the rights of the Lenders, the Administrative Agent and the Syndication Agent under the Loan Documents, (2) of the Administrative Agent and each of the Lenders incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving the Company or a “workout” of the Obligations and (3) of the Administrative Agent incurred in connection with audits of the Company Collateral and the Guarantor Collateral (including, without limitation, of the books and records of the Parent, the Company and the other Subsidiaries of the Parent relating thereto) conducted by the Administrative Agent not more frequently than once during any consecutive twelve (12)-month period (copies of which shall be promptly distributed to each Lender). The obligations of the Parent and the Company under this Paragraph 7(g) shall be effective and enforceable whether or not any Revolving Loan is funded hereunder and shall survive payment of all other Obligations.

7(h)      Loan Documents. And shall cause each of the other Company-Related Credit Parties to, comply with and observe all terms and conditions of the Loan Documents to which such Person is party.

7(i)       Insurance. And shall cause each of the Subsidiaries to, obtain and maintain insurance with responsible companies in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated, which shall name the Administrative Agent as, in the case of all business interruption insurance policies, loss payee, and in all other cases an additional insured for the benefit of the Administrative Agent and each Lender as their interests may appear, and furnish any of the Lenders on request full information as to all such insurance.

7(j)       Hazardous Materials. And shall cause each of the Subsidiaries to (except to the extent failure to comply with the requirements of this Paragraph 7(j) could not be reasonably expected to result in a Material Adverse Event):

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(1)        Keep and maintain all Property in compliance with, and shall not cause or permit any Property to be in violation of, any Hazardous Materials Laws or any federal, state or local laws, ordinances or regulations relating to industrial hygiene or to the environmental conditions on, under or about any Property, including, but not limited to, soil and ground water conditions.

(2)        Not cause or permit the discharge, release or disposal of any Hazardous Materials in, on, under or about the Property (except relating to use of solvents, paints and other chemical products used in connection with the operation and production of equipment and inventory in the ordinary course of business in accordance with all Requirements of Law, including, without limitation, Hazardous Materials Laws).

(3)        Promptly advise the Administrative Agent and each Lender in writing of: (i) any threatened or actual Hazardous Materials Claims, (ii) the Company’s or any Subsidiary’s receipt of any notice of any violation of Hazardous Materials Laws (and the Company shall promptly provide the Lender with a copy of such notice of violation), and (iii) the Company’s or any Subsidiary’s discovery of any occurrence or condition on the Property or any property adjacent to or in the vicinity of the Property that could cause the Property or any part thereof to be in violation of any Hazardous Materials Laws or to be subject to any restrictions on the ownership, occupancy, transferability or use of the Property under any Hazardous Materials Laws. If the Administrative Agent and/or any Lender shall be joined in any legal proceedings or actions initiated in connection with any Hazardous Materials Claims, such Person shall have its reasonable and documented attorneys’ fees and disbursements in connection therewith paid by the Company.

(4)        In the event (a “Hazardous Materials Event”) of a Hazardous Materials Claim, the receipt of a notice of violation as described in the preceding subparagraph (3)(ii), or the discovery of an occurrence or condition as described in the preceding subparagraph (3)(iii):

(i)         Retain, at the Company’s own cost, a reputable and experienced environmental consultant reasonably acceptable to the Administrative Agent and the Lenders;

(ii)        Cause such environmental consultant to perform a thorough investigation of the Property and the circumstances that gave rise to the Hazardous Materials Event, and to produce a complete report of such investigation with recommendations as to any further action to be taken on account of such Hazardous Materials Event, a copy of which report shall be provided to the Administrative Agent and the Lenders;

(iii)       If the report of such environmental consultant so recommends, or if otherwise required pursuant to any Hazardous Materials Laws, cause such environmental consultant to prepare a remediation program pursuant to which the circumstances that have given rise to the Hazardous Materials Event are to be fully remedied, which program shall be prepared in coordination with the Company and all relevant Governmental Authorities, and approved by all relevant Governmental Authorities;

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(iv)       Cause such remediation program to be carried out with diligence and at all times in compliance with all Hazardous Materials Laws and with the approval of all relevant Governmental Authorities;

(v)        Upon completion of such remediation program, cause all final approvals from relevant Governmental Authorities to be obtained, and provide evidence to the Administrative Agent and the Lenders that the program has been completed and all approvals obtained; and

(vi)       In the course of carrying out the covenants in subparagraphs (4)(i) through (v) above, a. provide the Administrative Agent and the Lenders with such periodic information and notices regarding the Hazardous Materials Event, the environmental consultant’s investigation, and the preparation, approval and carrying out of any remediation program as the Administrative Agent and the Lenders may reasonably require, and b. allow the Administrative Agent and the Lenders to enter and inspect the Property at any time, provided that any such entry and inspection shall not be deemed to impose any liability or responsibility on the Administrative Agent or the Lenders with respect to any Hazardous Materials Event or any remediation thereof, nor constitute any representation or warranty by the Lender with respect to any condition, action or activity on or affecting the Property.

7(k)      Compliance with Laws and Contractual Obligations. And shall cause each of the Subsidiaries to, comply, in all material respects, with: (1) all Requirements of Law of any Governmental Authority or other Person having jurisdiction over it or its business (including, without limitation, the Federal Fair Labor Standards Act, all consumer credit and disclosure laws and regulations and laws and regulations relating to the check cashing business and to the collections business), except such as may be contested in good faith or as to which a bona fide dispute may exist, and (2) all Contractual Obligations, failure to comply with which could reasonably be expected to result in a Material Adverse Effect.

7(l)       Senior Note Payment Account. Deposit in the Senior Notes Payment Account no later than three Business Days prior to the date the same is required to be delivered to the Senior Noteholder Trustee, all amounts which the Company proposes to pay to the Senior Noteholder Trustee on account of the Senior Notes, including, without limitation, on account of a proposed repurchase of Senior Notes, as a payment or prepayment of principal or interest thereon, accompanied by a detailed statement of the purpose of such funding and a certification of a Responsible Officer of the Company that the making of such payment will not cause the Company to be in violation of the restrictions set forth in Schedule 8(p) hereof. The obligation of the Administrative Agent to transfer the amount of such payment to the Senior Noteholder Trustee is expressly conditioned upon and subject to determination by the Administrative Agent that such certification is true and correct, the Parent and the Company hereby agreeing that any losses, claims, fees and expenses arising out of any action or inaction of the Administrative Agent hereunder shall constitute Indemnified Liabilities subject to the provisions of Paragraph 11(n) below.

7(m)     Further Assurances. And shall cause each of the Subsidiaries to, promptly upon request by the Administrative Agent or any Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lender, as the case may be, may reasonably require from

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time to time in order: (1) to carry out more effectively the purposes of this Credit Agreement or any other Loan Document, (2) to subject to the Liens created by any of the Collateral and Credit Support Documents any of the properties, rights or interests covered by any of the Collateral and Credit Support Documents, (3) to perfect and maintain the validity, effectiveness and priority of any of the Collateral and Credit Support Documents and the Liens intended to be created thereby, and (4) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

7(n)      Assignment of Tradename/Trademark. No later than sixty (60) days following the Effective Date, the Company shall cause to be filed with the Patent and Trademark Office an assignment to the Company of all right, title and interest of its Subsidiary, We The People USA, Inc., in the trademark/tradename “We The People”.

8.                      Negative Covenants. Each of the Parent and the Company, jointly and severally, hereby covenants and agrees that, as long as any Obligations remain unpaid or any Lender has any obligation to make Revolving Loans or the Issuing Bank has any obligation to issue Letters of Credit hereunder, neither the Parent nor the Company shall, directly or indirectly:

8(a)      Liens. And shall not permit any Subsidiary to, create, incur, assume or suffer to exist, any Lien upon the Company Collateral or the Guarantor Collateral or upon any of its other property and assets except the Liens created by the Company Security Agreement and the Guarantor Security Agreements and:

(1)        Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided the Parent, the Company or the Subsidiary, as applicable, shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP;

(2)        Liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases, workmen’s compensation claims and social security claims or for purposes of like general nature in the ordinary course of the Parent’s, the Company’s or the Subsidiary’s business;

(3)        Purchase money security interests for property hereafter acquired, conditional sale agreements, or other title retention agreements, with respect to property hereafter acquired; provided, however, that no such security interest or agreement shall extend to any property other than the property acquired.

(4)        Statutory Liens of carriers, warehousemen, mechanics, materialmen, landlords and other similar Liens imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in conformity with GAAP;

(5)        Attachment and judgment Liens not otherwise constituting an Event of Default each of which Lien is in existence less than sixty (60) days after the entry thereof or with respect to which execution has been stayed, payment is covered in full by insurance, or the

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Parent, the Company or the Subsidiary shall in good faith be prosecuting an appeal or proceedings for review and shall have set aside on its books such reserves as may be required by GAAP with respect to such judgment or award;

(6)        Liens securing Acquired Indebtedness existing prior to the consummation of the related Permitted Acquisition; provided, however, that such Liens shall cover only real estate and the tangible personal property located thereon (but in no event including cash or cash equivalents as “tangible personal property”) at the date of consummation of the related Permitted Acquisition or which Liens shall constitute purchase money security interests which attach solely to the property acquired with the proceeds thereof;

(7)        Liens arising under CLP Assets Disposition Agreements securing Indebtedness permitted under Paragraph 8(b)(12) below covering only Approved CLP Assets Disposition Collateral;

(8)        Liens on the Pledged Foreign Subsidiary Shares in favor of the Senior Noteholder Trustee for the benefit of the Senior Noteholders securing the obligations of DFG International and DFG World and any other now existing or later organized or acquired domestic Subsidiary of the Parent which owns outstanding capital stock of a Foreign Subsidiary under their respective Senior Noteholder Guaranties, which Liens are junior and subordinate to the Lien of the Administrative Agent for the benefit of the Lenders thereon;

(9)	Additional Liens described on Schedule 8(a)(9) attached hereto; and

(10)      Replacements, extensions and renewals of Liens permitted under this Paragraph 8(a) provided that such Liens cover only the property and assets previously subject to such Lien and secure only the Indebtedness previously secured thereby and renewals, extensions, refunding or refinancing of the same to the extent permitted under Paragraph 8(b) below.

8(b)      Indebtedness. And shall not permit any Subsidiary to, create, incur, assume or suffer to exist, or otherwise become or be liable in respect of any Indebtedness other than:

(1)	The Obligations and the Guaranty Obligations;

(2)        The Senior Noteholder Obligations and the Senior Noteholder Guaranty Obligations;

(3)        Indebtedness reflected in the financial statements referred to in Paragraph 6(a) above;

(4)        Trade debt incurred in the ordinary course of business and outstanding less than sixty (60) days after the same has become due and payable or which is being contested in good faith, provided provision is made to the satisfaction of Administrative Agent for the eventual payment thereof in the event it is found that such contested trade debt is payable by the Parent, the Company or the Subsidiary;

(5)        Indebtedness secured by Liens permitted under subparagraphs (1) through (5) and (9) and, but only to the extent relating to such subparagraphs, (10) of Paragraph 8(a) above;

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(6)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business and provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(7)        Indebtedness under negotiable instruments for deposit or collection in the ordinary course;

(8)        Acquired Indebtedness arising in connection with Permitted Acquisitions (to the extent such Acquired Indebtedness would not cause the Company to be in violation of the restrictions of Paragraph 8(d) below) and unsecured Indebtedness to sellers incurred in connection with such Permitted Acquisitions in an amount not to exceed $15,000,000.00 in the aggregate at any one time outstanding during the term of this Credit Agreement;

(9)        Unsecured Indebtedness of the Parent, the Company and Subsidiaries of the Company which are Guarantor Subsidiaries among themselves, subject, in the case of Indebtedness of the Company to the Parent or any Guarantor Subsidiary, to the provisions of the applicable Guarantor Subordination Agreements;

(10)      Unsecured Indebtedness of Foreign Subsidiaries of the Parent owed to Persons other than the Parent, the Company and the Guarantor Subsidiaries and not otherwise permitted hereunder so long as: (i) the holders of such Indebtedness have no recourse on account thereof or in connection therewith to the Parent, the Company or any Guarantor Subsidiary, by way of guaranty provided by such Person or on account of representations or warranties made by such Person or otherwise, and (ii) such Indebtedness does not exceed $5,000,000.00 in the aggregate outstanding at any date;

(11)      Indebtedness of Foreign Subsidiaries of the Parent owed to the Parent, the Company and the Guarantor Subsidiaries; provided, however, that: (i) the aggregate amount of such Indebtedness for all Foreign Subsidiaries when added (without duplication) to the aggregate amount of outstanding investments in and advances to Foreign Subsidiaries permitted pursuant to Paragraph 8(g)(3) below shall not exceed the Maximum Permitted Foreign Subsidiary Investment, and (ii) such Indebtedness shall be evidenced in each case by a negotiable promissory note, which promissory note and any and all collateral security therefor shall be pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Company Security Agreement or the Guarantor Security Agreement of the lender of such Indebtedness, as applicable;

(12)      Indebtedness arising under Approved CLP Assets Disposition Agreements and Indebtedness arising in connection with CLP Programs, which, in the aggregate, when added to Loans and advances made by the Parent, the Company and other Subsidiaries of the Parent in connection with the origination and/or holding of CLP Assets and under Approved CLP Assets Disposition Agreements does not exceed the Permitted CLP Amount;

(13)	The Indebtedness described on Schedule 8(b)(13) attached hereto;

(14)      Additional unsecured Indebtedness in an amount not to exceed $5,000,000.00 in the aggregate outstanding at any date; and

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(15)      Indebtedness renewing, extending the maturity of or refunding or refinancing in whole or in part Indebtedness otherwise permitted hereunder; provided that: (i) the terms thereof, including, without limitation, interest rate, events of default, remedies, term to maturity, payment terms and covenants, are no less favorable than those of the Indebtedness being so renewed, extended, refunded or refinanced, (ii) the principal amount of such Indebtedness is not increased, and (iii) such Indebtedness and the incurrence thereof does not conflict with any term or provision of this Credit Agreement or the other Loan Documents or result in the occurrence of an Event of Default or Potential Default.

8(c)      Consolidation and Merger. And shall not permit any Subsidiary to, liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate or other combination, except that, and if, but only if, immediately after the effectiveness of such transaction there shall not have occurred and be continuing any Event of Default or Potential Default: (1) any Subsidiary may be consolidated with or merged into the Company or a Guarantor Subsidiary, (2) other Persons may be consolidated with or merged into the Company or any Subsidiary in connection with a Permitted Acquisition, and (3) any Subsidiary may be liquidated or dissolved if its business, assets and property are transferred to the Parent, the Company or a Guarantor Subsidiary.

8(d)      Acquisitions. And shall not permit any Subsidiary to, purchase or acquire or incur liability for the purchase or acquisition of any or all of the assets or business of any person, firm or corporation (except in connection with Capital Expenditures permitted under Paragraph 8(j) below and Permitted Acquisitions) without the prior written consent of not less than two Lenders holding fifty one percent (51%) of the Percentage Shares; provided, however, that during each fiscal year Permitted Acquisitions and other Acquisitions approved by such Lenders pursuant to this Paragraph 8(d) shall be subject to the following additional limitations:

(1)         The Parent, the Company and other Subsidiaries of the Parent (including Foreign Subsidiaries) may only consummate or enter into any binding commitment to consummate Permitted Acquisitions and other Acquisitions approved by the Lenders pursuant to this Paragraph 8(d) in which the total aggregate Acquisition Expenditures do not and will not exceed, when added to the aggregate amount of all Acquisition Expenditures incurred by the Parent, the Company and other Subsidiaries of the Parent (including Foreign Subsidiaries) on or after June 30, 2005, $100,000,000.00.

(2)         Subject to the overall limitations set forth in subparagraph (1) above, Foreign Subsidiaries may only consummate or enter into any binding commitment to consummate Permitted Acquisitions and other Acquisitions approved by the Lenders pursuant to this Paragraph 8(d) in which the total aggregate Acquisition Expenditures do not and will not exceed, when added to the aggregate amount of all Acquisition Expenditures incurred by any Foreign Subsidiary of the Parent on or after June 30, 2005, $50,000,000.00.

(3)         In addition to the foregoing limitations: (i) the aggregate amount of Acquisition Expenditures with respect to any single acquisition or series of related acquisitions consummated by the Parent, the Company or other Subsidiaries of the Parent (other than Foreign Subsidiaries) shall not exceed $25,000,000.00, and (ii) the aggregate amount of Acquisition Expenditures with respect to any single acquisition or series of related acquisitions consummated by any Foreign Subsidiary of the Parent shall not exceed $12,500,000.00.

(4)         In no event shall the Company or the Parent acquire, whether through purchase, merger, consolidation or otherwise, or otherwise be or become the direct holder of the

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stock of any Foreign Subsidiary, it being expressly agreed and understood that the stock of Foreign Subsidiaries shall be held only by Guarantor Subsidiaries or other Foreign Subsidiaries.

8(e)      Payment of Dividends. Declare or pay any dividends upon its shares of stock now or hereafter outstanding or make any distribution of assets to its stockholders as such, whether in cash, property or securities, except dividends and other distributions in a dollar amount necessary to permit the Parent to:

(1)        Pay taxes payable by the Parent on account of income derived from operations of the Company and other Subsidiaries of the Parent; and

(2)        If but only if at the date such dividends are declared and at the date such dividends are to be paid there does not exist an Event of Default or Potential Default:

(i)         Redeem or otherwise repurchase stock, stock equivalents or stock options issued by the Parent owned by former employees, former directors or former officers of the Company and its Subsidiaries for an aggregate purchase price for all such stock, stock equivalents and stock options not to exceed $1,000,000.00 in any fiscal year or $5,000,000.00 in the aggregate from and after the Effective Date; provided, however, that notwithstanding the limitations contained herein, the Parent may redeem and repurchase additional stock, stock equivalents and stock options in any fiscal year which are owned by any individual or such individual’s estate or family trusts for an aggregate amount not to exceed key man life insurance proceeds received by the Parent in such fiscal year under key man life insurance policies covering such individual; and

(ii)        Pay overhead and operating expenses, provided that such dividends shall be in an amount not to exceed $1,000,000.00 in any fiscal year.

8(f)       Purchase or Retirement of Stock. Except as permitted pursuant to Paragraph 8(e)(2) above, acquire, purchase, redeem or retire any shares of its capital stock now or hereafter outstanding, in one transaction or a series of transactions for a total consideration in the excess of $5,000,000.00 in the aggregate for all such transactions occurring from and after the Effective Date.

8(g)      Investments; Advances. And shall not permit any Subsidiary to, make or commit to make any advance, loan or extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person, except:

(1)	Investments in Cash Equivalents;
(2)	Investments in Guarantor Subsidiaries;

(3)        Investments in and advances by the Parent, the Company and the Guarantor Subsidiaries to Foreign Subsidiaries and investments and advances among Foreign Subsidiaries; provided, however, that the aggregate amount of investment in and advances outstanding for all such Foreign Subsidiaries, when added (without duplication) to the aggregate amount of Indebtedness outstanding to such Foreign Subsidiaries permitted pursuant to Paragraph 8(b)(11) above shall not exceed the Maximum Permitted Foreign Subsidiary Investment.

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(4)        Loans and advances among the Parent, the Company and Subsidiaries of the Company which are Guarantor Subsidiaries permitted under Paragraph 8(b)(9) above and loans and advances made by the Parent, the Company and Guarantor Subsidiaries to Foreign Subsidiaries permitted under Paragraph 8(b)(11) above;

(5)        Loans made in the ordinary course of business to officers and employees of the Company and its Subsidiaries or to enable them to acquire stock of the Parent, which loans outstanding at the Effective Date are set forth on Schedule 8(g)(5) attached hereto, plus additional loans made for such purpose following the Effective Date in an aggregate amount not to exceed $3,500,000.00 at any one time outstanding;

(6)        Short term loans and advances made by the Parent, the Company or any other Subsidiaries of the Parent to unrelated commercial businesses in the ordinary course of business in an aggregate amount for the Parent, the Company and such Subsidiaries not to exceed $1,000,000.00 outstanding at any date;

(7)        Loan and advances made by the Parent, the Company and the other Subsidiaries of the Parent in connection with the origination and/or holding of CLP Assets and under Approved CLP Assets Disposition Agreements which, when added to Indebtedness of such Persons arising under Approved CLP Assets Disposition Agreements and Indebtedness arising under CLP Programs entered into by such Persons (without duplication) do not exceed the Permitted CLP Amount; and

(8)        Other loans and advances made by the Parent, the Company and all Subsidiaries in an aggregate amount not to exceed $5,000,000.00 at any one time outstanding.

8(h)      Sale of Assets. And shall not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of any of its assets, whether now owned or hereafter acquired, other than:

(1)        Dispositions of personal property in the nature of furniture, furnishings, equipment and supplies which are worn or obsolete or otherwise not needed in the running of the business;

(2)        The sales or other dispositions, whether in one transaction or a series of related transactions, of assets of the Parent, the Company or any Subsidiary with a fair market value not to exceed $2,500,000.00 in the aggregate during any consecutive twelve (12)- month period;

(3)        Liquidation of Cash Equivalents and other investments (other than investments in fixed assets) permitted to be held by such Person pursuant to Paragraph 8(g) above;

(4)        (i) Transfers of assets among the Company and Guarantor Subsidiaries, and (ii) transfers of assets among the Foreign Subsidiaries;

(5)        The sale, transfer or other disposition of CLP Assets pursuant to Approved CLP Assets Disposition Agreements; and

(6)        Transfers of tangible personal property (excluding in any event cash and cash equivalents as “tangible personal property”) by the Company and the Guarantor

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Subsidiaries to Subsidiaries which are not Guarantor Subsidiaries, which assets are to be used by such Subsidiaries in the ordinary course of their business operations and which assets have an aggregate fair market value not to exceed $2,000,000.00 from and after the Effective Date.

8(i)	Financial Covenants. Permit as of the last day of any fiscal quarter:

(1)        The Company’s consolidated ratio of: (i) Funded Debt, to (ii) EBITDA as of the end of such fiscal quarter for such quarter and the immediately preceding three fiscal quarters, to exceed:

As of Fiscal Quarter Ending	Required Ratio
June 30, 2005	4.50:1.00

September 30, 2005	4.25:1.00
December 31, 2005	4.25:1.00
March 31, 2006	4.25:1.00
June 30, 2006	4.25:1.00

September 30, 2006	4.00:1.00
December 31, 2006	4.00:1.00
March 31, 2007	3.75:1.00
June 30, 2007	3.75:1.00

September 30, 2007	3.50:1.00
December 31, 2007	3.50:1.00
March 31, 2008	3.50:1.00
June 30, 2008	3.50:1.00

September 30, 2008	3.50:1.00
December 31, 2008	3.50:1.00
March 31, 2009	3.50:1.00
June 30, 2009	3.50:1.00

(2)	The Fixed Charge Coverage Ratio to be less than:
	As of Fiscal Quarter Ending	Required Ratio
	June 30, 2005	1.50:1.00

September 30, 2005	1.50:1.00
December 31, 2005	1.50:1.00
March 31, 2006	1.50:1.00
June 30, 2006	1.50:1.00

September 30, 2006	1.55:1.00
December 31, 2006	1.55:1.00
March 31, 2007	1.55:1.00
June 30, 2007	1.55:1.00

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September 30, 2007	1.55:1.00
December 31, 2007	1.55:1.00
March 31, 2008	1.55:1.00
June 30, 2008	1.55:1.00

September 30, 2008	1.55:1.00
December 31, 2008	1.55:1.00
March 31, 2009	1.55:1.00
June 30, 2009	1.55:1.00

(3)        The Company’s consolidated EBITDA as of the end of such fiscal quarter for such quarter and the immediately preceding three fiscal quarters to be less than $60,000,000.

8(j)       Capital Expenditures. And shall not permit any Subsidiary to, make or commit to make (by way of acquisition of the securities of any Person or otherwise), Capital Expenditures, taken in the aggregate for the Parent, the Company and the other Subsidiaries of the Parent during any fiscal year in excess of twenty five percent (25%) of EBITDA of the Parent and its consolidated Subsidiaries for the immediately preceding fiscal year; provided, however, that prior to the delivery of the annual audited financial statements for the immediately preceding fiscal year required pursuant to Paragraph 7(a) above, Capital Expenditures of the Parent and its consolidated Subsidiaries shall not exceed a dollar amount equal to thirty five percent (35%) of the maximum limitation on Capital Expenditures during the immediately preceding fiscal year.

8(k)      Limitations on Transactions with Affiliates. And shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless: (1) such Affiliate Transaction is on terms that are no less favorable to the Parent, the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Parent, the Company or such Subsidiary with an unrelated Person and (2) the Parent delivers to the Administrative Agent: (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1,000,000.00, a resolution of the Board of Directors of the Parent, certified by a Responsible Officer of the Parent certifying that such Affiliate Transaction complies with subparagraph (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Parent and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000.00, an opinion as to the fairness to the Lenders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that the following shall not be deemed to be “Affiliate Transactions”: (A) the payment of Earn-out Obligations pursuant to agreements entered into at such time as the recipient of such payments was not an Affiliate of the Parent, the Company or such Subsidiary, (B) any employment agreement entered into by the Parent, the Company or any of Subsidiaries in the ordinary course of business and consistent with the past practice of such Person, (C) transactions between or among the Parent, the Company and/or the Subsidiaries otherwise permitted by this Credit Agreement, (D) the payment of the fees, expenses and other similar payments payable by the Parent, the Company and the Subsidiaries in connection with the transactions contemplated by this Credit Agreement, (E) the payment of reasonable and customary regular fees to, and

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indemnities provided on behalf of, officers, directors and employees of the Parent, the Company or any Subsidiary, (F) loans to officers and employees of the Company and its Subsidiaries permitted pursuant to Paragraph 8(g) above, and (G) the performance of this Credit Agreement and the other Loan Documents and the Senior Noteholder Indenture (in the case of the Senior Noteholder Indenture, as in effect as of the Effective Date) or any transaction contemplated thereby (including pursuant to any amendment thereto so long as any such amendment is not disadvantageous to the Lenders in any material respect).

8(l)       Change in Business. And shall not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by it on the Effective Date hereof or change the operational structure of the Company and its Subsidiaries from that described in Paragraph 6(y) above.

8(m)     Change in Structure. And shall not permit any Subsidiary to: (1) make any changes in its equity capital structure (including, in the terms of its outstanding stock), or (2) amend its certificate of incorporation or by-laws in any material respect.

8(n)      Accounting Changes. And shall not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Parent, the Company or of any of its Subsidiaries.

8(o)      Restriction on Negative Pledges. And shall not permit any Subsidiary to enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligations if security is given for some other obligation, except pursuant to this Credit Agreement and the other Loan Documents and pursuant to the other agreements described on Schedule 8(o) attached hereto.

8(p)      Restricted Payments on Senior Notes. Without limiting the generality of the restrictions on payments, dividends and distributions set forth in Paragraph 8(e) above and other restrictions set forth in this Credit Agreement and the other Loan Documents, make, or permit any Subsidiary to make, any payment, dividend or distribution for purposes of consummating any of the transactions arising out of or connected with the Senior Notes or the Senior Noteholder Indenture set forth on Schedule 8(p) attached hereto, regardless of whether at the date of such proposed payment, dividend or distribution there shall exist an Event of Default or Potential Default, it being expressly represented and warranted by the Company and the Parent that all restrictions on the payment of monies on account of the Senior Notes have been disclosed to the Noteholders.

8(q)      Cash Management Restrictions. And shall not permit any Guarantor Subsidiary to maintain cash deposits in any account other than those described on Schedule 4 to the Company Security Agreement and the Guarantor Security Agreement as the same may be supplemented from time to time or, in the case of the Company and the Parent maintain cash deposits in any account other than a deposit account which is subject to a Lender Account Control Agreement except cash deposits in an aggregate amount for the Company and the Parent not to exceed $100,000.00 at any date.

8(r)       Management Services Contracts. And shall not permit any Subsidiary to enter into any management services contract or other arrangement for the provision of management and related services to such Persons if such arrangement would qualify as an Affiliate Transaction.

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9.                      Events of Default. Upon the occurrence of any of the following events (an “Event of Default”):

9(a)      The Company shall fail to pay any principal or interest on any Revolving Loan on the date when due or shall fail to pay any other Obligation within five days of the date when due; or

9(b)      Any representation or warranty made by the Parent or the Company in any Loan Document or in connection with any Loan Document shall be inaccurate or incomplete in any material respect on or as of the date made or deemed made; or

9(c)      The Parent or the Company shall default in the observance or performance of any covenant or agreement contained in Paragraphs 7(b)(6), 7(b)(7), 7(d) or 7(k) above or Paragraph 8 above or the Company shall default in the observance or performance of any covenant or agreement contained in the Company Security Agreement; or

9(d)      The Parent or the Company shall fail to observe or perform any term or provision contained in the Loan Documents (other than those which are the subject of Paragraphs 9(a), 9(b) and 9(c) above) and such failure shall continue for thirty (30) days following the date the Parent or the Company knew or, in the orderly conduct of its business, should have known of such failure; or

9(e)      The Company shall default in any payment of principal or interest on any Senior Noteholder Obligations or any other event shall occur which is to permit the Senior Noteholder Obligations to be declared or otherwise become due and payable by the Company prior to its stated maturity (after giving effect to any specific cure periods expressly set forth in the documents evidencing such Indebtedness) or the Company or the Parent shall default in any payment of principal of or interest on any other Indebtedness (other than the Obligations) in an aggregate amount for the Company and the Parent in excess of $2,000,000.00, the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity (after giving effect to any specific cure periods expressly set forth in the documents evidencing such Indebtedness); or

9(f)       (1) The Parent, the Company or any other Subsidiary of the Parent, shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Parent, the Company or any other Subsidiary of the Parent shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against the Parent, the Company or any other Subsidiary of the Parent, any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (3) there shall be commenced against the Parent, the Company or any other Subsidiary of the Parent, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof; or (4) the Parent, the Company or any other Subsidiary of the Parent, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (1), (2) or (3) above; or (5) the Parent, the Company or any

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other Subsidiary of the Parent, shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

9(g)      (1) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000.00; (2) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by the Company or an ERISA Affiliate which has result or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $500,000.00; or (3) the Company or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

9(h)      One or more judgments or decrees in an aggregate amount in excess of $2,000,000.00 (excluding judgments and decrees covered by insurance, without giving effect to self-insurance or deductibles) shall be entered and be outstanding at any date against the Company or any of its Subsidiaries and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof or in any event later than five days prior to the date of any proposed sale thereunder; or

9(i)       The Parent or any Guarantor Subsidiary shall attempt to rescind or revoke its Guaranty, with respect to future transactions or otherwise, or shall fail to observe or perform any term or provision of its Guaranty, Guarantor Security Agreement or Guarantor Subordination Agreement; or

9(j)       Any Foreign Subsidiary shall attempt to rescind or revoke its Foreign Subsidiary Subordination Agreement, with respect to future transactions or otherwise, or shall fail to observe or perform any term or provision of its Foreign Subsidiary Subordination Agreement; or

9(k)	There shall occur a Change of Control; or
9(l)	There shall occur any default under any CLP Assets Disposition Agreement;

THEN, automatically upon the occurrence of an Event of Default under Paragraph 9(f) above, at the option of any Lender upon the occurrence of an Event of Default under Paragraph 9(a) above and, in all other cases, at the option of the Required Lenders, each Lender’s obligation to make Revolving Loans and the Issuing Bank’s obligation to issue Letters of Credit hereunder shall terminate and the principal balance of outstanding Revolving Loans and interest accrued but unpaid thereon and the aggregate contingent liability of the Company to reimburse the Lenders for future L/C Drawings with respect to Outstanding Letters of Credit and all other Obligations shall become immediately due and payable, without demand upon or presentment to the Company, which are expressly waived by the Company, and the Administrative Agent and the Lenders may immediately exercise all rights, powers and remedies available to them at law, in equity or otherwise, including, without limitation, under the Loan Documents, all of which rights, powers and remedies are cumulative and not exclusive. Any amounts paid to or received by the Administrative Agent on account of the accelerated contingent liability of the Company to the Issuing Bank under Outstanding Letters of Credit shall be held by the Administrative Agent as cash collateral for the obligation of the Company to reimburse the Administrative Agent for future L/C Drawings and the Company hereby grants to the Administrative Agent for the benefit of the Issuing Bank and the Lenders a first perfected security interest in said cash and irrevocably authorizes the

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Administrative Agent to apply such cash on account of future L/C Drawings as such become payable by the Company.

10.	The Administrative Agent.

10(a)    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

10(b)    Delegation of Duties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10(c)    Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Company to perform its obligations hereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of the Company.

10(d)    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. Without limiting the generality of the foregoing, it is expressly acknowledged and agreed by the Company and the Lenders that any determination by the Administrative Agent as to the Collateral Value of the Borrowing Base shall be based, without independent investigation of the legal or factual contents thereof, upon the most recent Borrowing Base Report provided by the Company to the Administrative Agent pursuant to Paragraph 7(b)(1) above or such more recent Borrowing Base Report provided to the Administrative Agent. The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes. As to the Lenders: (1) the Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan

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Documents unless it shall first receive such advice or concurrence of one hundred percent (100%) of the Lenders or it shall first be indemnified to its satisfaction by the Lenders ratably in accordance with their respective Percentage Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Administrative Agent’s gross negligence or willful misconduct), and (2) the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of one hundred percent (100%) of the Lenders, as appropriate, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

10(e)    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Company referring to the Loan Documents, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by all of the Lenders (or any Lender with respect to an Event of Default under Paragraph 9(a) above); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders (except to the extent that this Credit Agreement expressly requires that such action be taken or not taken by the Administrative Agent with the consent or upon the authorization of the Required Lenders, in which case such action will be taken or not taken as directed by the Required Lenders).

10(f)     Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10(g)    Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their Percentage Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation

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at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The provisions of this Paragraph 10(g) shall survive the payment of the Obligations and the termination of this Credit Agreement.

10(h)    Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Parent, the Company and the other Subsidiaries of the Company as though the Administrative Agent were not the Administrative Agent hereunder. With respect to such loans made or renewed by them and any Note issued to them, the Administrative Agent shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10(i)     Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent under the Loan Documents upon thirty (30) days’ notice to the Lenders and agrees that it will so resign in the event it ceases to hold any Percentage Share of the Obligations. If the Administrative Agent shall resign, then the Lenders (other than the Lender resigning as Administrative Agent) shall (with, so long as there shall not exist an Event of Default, the consent of the Company, such consent not to be unreasonably withheld) appoint a successor agent or, if the Lenders are unable to agree on the appointment of a successor agent, the Administrative Agent shall appoint a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any of the Loan Documents or successors thereto. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

11.	Miscellaneous Provisions.

11(a)    No Assignment. Neither the Parent nor the Company may assign its rights or obligations under this Credit Agreement or the other Loan Documents without the prior written consent of one hundred percent (100%) of the Administrative Agent and the Lenders. Subject to the foregoing, all provisions contained in this Credit Agreement or any document or agreement referred to herein or relating hereto shall inure to the benefit of each Lender, its successors and assigns, and shall be binding upon each of the Parent, the Company, and such Person’s successors and assigns.

11(b)    Amendment. Neither this Credit Agreement nor any other Loan Document may be amended, renewed or terms or provisions hereof waived unless such amendment or waiver is in writing and signed by the Administrative Agent, Required Lenders, the Parent and the Company: provided, however, no such amendment or waiver shall, without the prior written consent of one hundred percent (100%) of the Lenders: (1) reduce the principal of, or rate of interest on, the Loans or fees payable hereunder, (2) except as expressly contemplated by Paragraph 11(h) below, modify the Revolving Credit Limit or the Percentage Share of any Lender, (3) except with respect to an Increasing Lender, modify the Commitment of any Lender, (4) modify the definition of “Required Lenders”,

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(5) extend or waive any scheduled payment date for any principal, interest or fees, or the Revolving Facility Maturity Date, (6) release the Parent or any Guarantor Subsidiary from its obligations under its Guaranty, Guarantor Security Agreement or Guarantor Subordination Agreement or release any Collateral except to the extent the Administrative Agent is expressly permitted to release Collateral pursuant to the terms of the Loan Documents (it being expressly acknowledged and agreed that the Administrative Agent may release Collateral which is the subject to sale or other disposition pursuant to Approved CLP Assets Disposition Agreements), (7) amend the definition of “Collateral Value of the Borrowing Base,” (8) amend this Paragraph 11(b), or (9) amend any provision of the Loan Documents which by its terms requires the consent or approval of one hundred percent (100%) of the Lenders. It is expressly agreed and understood that the failure by the required Lenders to elect to accelerate amounts outstanding hereunder and/or to terminate the obligation of the Lenders to make Revolving Loans hereunder shall not constitute an amendment or waiver of any term or provision of this Credit Agreement. No amendment of any provision of the Loan Documents relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. No amendment of any provision of the Loan Documents relating to the Issuing Bank, Letters of Credit or L/C Drawings shall be effective without the written consent of the Issuing Bank.

11(c)    Cumulative Rights; No Waiver. The rights, powers and remedies of the Lenders hereunder and under the other Loan Documents are cumulative and in addition to all rights, power and remedies provided under any and all agreements among the Parent, the Company and the Lenders relating hereto, at law, in equity or otherwise. Any delay or failure by the Lenders to exercise any right, power or remedy shall not constitute a waiver thereof by the Lenders, and no single or partial exercise by the Lenders of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

11(d)    Entire Credit Agreement. This Credit Agreement, the other Loan Documents and the schedules, appendices, documents and agreements referred to herein and therein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

11(e)    Survival. All representations, warranties, covenants and agreements contained in this Credit Agreement and the other Loan Documents on the part of the Company shall survive the termination of this Credit Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

11(f)     Notices. All notices given by any party to the others under this Credit Agreement and the other Loan Documents shall be in writing unless otherwise provided for herein, delivered personally, by telefacsimile or by depositing the same in the United States mail, registered, with postage prepaid, addressed to the party at the address set forth on Annex IV attached hereto. Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received or, if mailed, on the third Business Day following the date mailed.

11(g)    Governing Law. This Credit Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its choice of law rules.

11(h)	Assignments, Participations, Additional Commitments, Etc.

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(1)        With the prior written consent of the Administrative Agent and, but only if there has not occurred and is continuing an Event of Default or Potential Default, the Company, such consents not to be unreasonably withheld, any Lender may at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender) (each an “Assignee”) all or any part of such Lender’s Commitment and Revolving Loans and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000.00 (or if such Lender’s Revolving Credit Commitment is less than $5,000,000.00, one hundred percent (100%) thereof); provided, however, that the Company and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance Agreement and (iii) the Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500.00.

(2)        From and after the date that the Administrative Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee: (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Loan Documents.

(3)        Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance Agreement, which notice shall also be sent by the Administrative Agent to each Lender, and payment of the processing fee, the Company shall, if requested by the Assignee, execute and deliver to the Administrative Agent, new Notes evidencing such Assignee’s assigned Revolving Loans and Revolving Loan funding commitment. Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance Agreement, this Credit Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Percentage Shares resulting therefrom and the Administrative Agent shall deliver to the Company a revised Commitment Schedule reflecting such adjustment.

(4)        Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a “Participant”) participating interests in any Revolving Loans, the funding commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Credit Agreement and the other Loan Documents. In the case of any such participation, the Participant shall be entitled to the benefit of Paragraphs 2(e), 2(f) and 2(g) (and

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subject to the burdens of Paragraphs 2(h) and 11(h) above) as though it were also a Lender thereunder, and if amounts outstanding under this Credit Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Credit Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Credit Agreement, and Paragraph 11(j) of this Credit Agreement shall apply to such Participant as if it were a Lender party hereto.

(5)        Notwithstanding any other provision contained in this Credit Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of the Revolving Loans or Notes held by it to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender, provided that any payment in respect of such assigned Revolving Loans or Notes made by the Company to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Credit Agreement shall satisfy the Company’s obligations hereunder in respect to such assigned Revolving Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

(6)        The Company may from time to time, by notice to Administrative Agent, request that, on the terms and subject to the conditions contained in this Credit Agreement, Lenders and/or financial institutions not currently Lenders but which are Eligible Assignees and which are approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) provide additional Commitments (individually, an “Additional Commitment,” and, collectively, the “Additional Commitments”) hereunder; provided, however that: (i) such Additional Commitment or Additional Commitments, when added to the aggregate current Commitments of the Lenders hereunder, shall not exceed the Maximum Revolving Credit Limit, (ii) no Event of Default or Potential Default shall have occurred and be continuing or will result from such Additional Commitment or Additional Commitments, (iii) after giving pro forma effect to such Additional Commitment or Additional Commitments and any borrowing contemplated to occur substantially concurrently with the effectiveness thereof, the Company will be in compliance with all terms and conditions set forth herein, including, without limitation, the financial covenants set forth in Paragraph 8(i) above, and (iv) each such Additional Commitment shall be in the minimum amount of $5,000,000.00 and integral multiples of $500,000.00 in excess thereof. Nothing contained in this Paragraph 11(h)(6) or otherwise in this Credit Agreement is intended to commit the Administrative Agent or any Lender to provide any portion of any such Additional Commitments. If and to the extent that any Lenders and/or Eligible Assignees agree, in their sole discretion, to provide any such Additional Commitments (each such Lender and/or Eligible Assignee, in such capacity, an “Increasing Lender”): (w) the Revolving Credit Limit shall be increased by the amount of the Additional Commitments so provided, (x) the Percentage Shares of the Lenders shall be proportionally adjusted to reflect the increase in the Revolving Credit Limit as a result of the addition of such Additional Commitments, (y) each Increasing Lender shall purchase and assume from other Lenders outstanding Revolving Loans and participations in outstanding Letters of Credit so as to cause the amount of Revolving Loans and participations in Letters of Credit held by each Lender to conform to its Percentage Share of such Revolving Loans and Letters of Credit (it being agreed the Administrative Agent shall have the right to unilaterally effect such purchases by collecting appropriate amounts from Increasing Lenders and distributing appropriate amounts to other Lenders, in each case in an amount sufficient to achieve such conformity) and (z) the Company

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shall execute and deliver such Notes as any Increasing Lender may reasonably request or other amendments or modifications to this Credit Agreement or any other Loan Document as the Administrative Agent may reasonably request. In connection with the Additional Commitments provided hereunder, conforming amendments shall be made by the Administrative Agent and Company to this Agreement and the other Loan Documents to reflect such Additional Commitments, without the consent of any Lender other than the Increasing Lenders, including, without limitation, if applicable, conforming amendments: (A) to provide for the Increasing Lenders and the Additional Commitments to share ratably in the benefits of this Credit Agreement and the other Loan Documents (including the accrued interest in respect thereof) with the other Lenders and their Commitments, (B) to provide, among other things, for the Additional Commitments to share ratably with the applicable Revolving Loans in the application of prepayments, and (C) to include the Increasing Lenders as “Lenders” hereunder in all respects. Notwithstanding anything in this Agreement expressed or implied to the contrary, nothing contain in this Credit Agreement shall be construed to require consent from Lenders to the incurrence of the Additional Commitments in compliance with this Paragraph 11(h)(6).

11(i)     Counterparts. This Credit Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

11(j)     Sharing of Payments. If any Lender shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations in excess of such Lender’s Percentage Share thereof, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Lender is hereby authorized by the Company to exercise any and all rights of setoff, counterclaim or bankers’ lien against the full amount of the Obligations, whether or not held by such Lender. Each Lender hereby agrees to exercise any such rights first against the Obligations and only then to any other Indebtedness of the Company to such Lender.

11(k)    Confidentiality. Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by the Parent, the Company or any other Subsidiary of the Company or by the Administrative Agent on the Parent’s, the Company’s or any other Subsidiary of the Parent’s behalf, in connection with this Credit Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Credit Agreement, except to the extent such information: (1) was or becomes generally available to the public other than as a result of a disclosure by any Lender or Participant or any prospective Lender or Participant, or (2) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Lender. Nothing contained herein shall restrict any Lender from disclosing such information (i) at the request or pursuant to any requirement of any Governmental Authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to such Lender’s independent auditors and other professional advisors; and (vii) to any Participant or Assignee and to any prospective Participant or Assignee, provided that each Participant and Assignee or

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prospective Participant or Assignee first agrees to be bound by the provisions of this Paragraph 11(k). Notwithstanding any other provision contained in this Credit Agreement or the other Loan Documents, each party hereto (and each employee, representative or other agent of each such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and the U.S. tax structure of this Credit Agreement and the transactions contemplated hereby (including opinions or other tax analyses) that are provided to any such party relating to such U.S. tax treatment and U.S. tax structure.

11(l)     Consent to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS CREDIT AGREEMENT, EACH OF THE PARENT, THE COMPANY, THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE DOCUMENTATION AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARENT, THE COMPANY, THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE DOCUMENTATION AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS CREDIT AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE PARENT, THE COMPANY, THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE DOCUMENTATION AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

11(m)   Waiver of Jury Trial. THE PARENT, THE COMPANY, THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE DOCUMENTATION AGENT AND THE LENDERS EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARENT, THE COMPANY, THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE DOCUMENTATION AGENT AND THE LENDERS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS CREDIT AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11(n)    Indemnity. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agent and each Lender and each of their respective officers, directors, employees, affiliates, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”)

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harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable and documented attorney’s fees and expenses, including the allocated cost of internal counsel) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Revolving Loans and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Credit Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Credit Agreement or the Revolving Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Paragraph 11(n) shall survive payment of all other Obligations.

11(o)    Telephonic Instruction. Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Revolving Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

11(p)    Marshalling; Payments Set Aside. Neither the Administrative Agent nor the Lenders shall be under any obligation to marshall any assets in favor of the Parent, the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then (1) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (2) each Lender severally agrees to pay to the Administrative Agent upon demand its ratable share of the total amount so recovered from or repaid by the Administrative Agent.

11(q)    Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender and each Affiliate of each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent, such Lender or such Affiliate shall have made demand under this Credit Agreement or any Loan Document and

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although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender or its Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11(r)     Severability. The illegality or unenforceability of any provision of this Credit Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

11(s)     No Third Parties Benefited. This Credit Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Parent, the Company, the Lenders and the Administrative Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Credit Agreement or any of the other Loan Documents.

11(t)     Time. Time is of the essence as to each term or provision of this Credit Agreement and each of the other Loan Documents.

11(u)    Limitation on Liability; Waiver of Punitive Damages. THE PARENT, THE COMPANY, THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE DOCUMENTATION AGENT AND THE LENDERS HEREBY AGREE THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE TRANSACTIONS CONTEMPLATED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO ANY OTHER PARTY FOR: (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

[Signature pages following]

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed as of the day and year first above written.

DOLLAR FINANCIAL GROUP, INC.,

a New York corporation

/s/ Donald Gayhardt

Donald Gayhardt, President

DOLLAR FINANCIAL CORP., a Delaware corporation

/s/ Donald Gayhardt

Donald Gayhardt, President

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and a Lender

By: /s/ Alex Y. Kim

Name: Alex Y. Kim

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,

as the Syndication Agent and a Lender

By: /s/ Stephen H. Smith

Name: Stephen H. Smith

Title: Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY, as Documentation Agent and a Lender

By: /s/ Joshua C. Becker

Name: Joshua C. Becker

Title: Assistant Vice President

CITICORP NORTH AMERICA, INC.,

as a Lender

By: /s/ C.P. Mahon

Name: C.P. Mahon

Title: Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By: /s/ Jay Chall

Name: Jay Chall

Title: Director

By: /s/ Mikhail Faybusovich

Name: Mikhail Faybusovich

Title: Associate

ALLIED IRISH BANKS, p.l.c.

By: /s/ John Farrace

Name: John Farrace

Title: Senior Vice President

By: /s/ Martin S. Chin

Name: Martin S. Chin

Title: Vice President

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ANNEX I: GLOSSARY

THIS GLOSSARY is attached to and made a part of that certain Third Amended and Restated Credit Agreement dated as of July 8, 2005 by and among DOLLAR FINANCIAL GROUP, INC., a New York corporation, DOLLAR FINANCIAL CORP., formerly known as DFG Holdings, Inc., a Delaware corporation, the Lenders party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (the “Credit Agreement”), the Documentation Agent and the Syndication Agent. For purposes of the Credit Agreement and the other Loan Documents, the terms set forth below shall have the following meanings:

“Acquired Indebtedness” shall mean Indebtedness for which the Parent or any Subsidiary of the Parent becomes liable in connection with a Permitted Acquisition (other than with respect to earn-out and non-competition obligations) and is not incurred in connection with, or in anticipation of, such Permitted Acquisition.

“Acquisition” shall mean any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Acquisition Expenditures” shall mean with respect to any Permitted Acquisition or other Acquisition approved in writing by the Lenders pursuant to Paragraph 8(d) of the Credit Agreement, the total aggregate purchase consideration (including, without limitation, Acquired Indebtedness, unsecured Indebtedness to sellers and earn-out and non-competition obligations relating thereto or arising in connection therewith).

“Additional Collateral and Credit Support Documents” shall have the meaning given such term in Paragraph 4(d)(4) of the Credit Agreement.

“Additional Commitment” shall have the meaning given such term in Paragraph 11(h)(6) of the Credit Agreement.

“Administrative Agent” shall have the meaning given such term in the introductory paragraph of the Credit Agreement and shall include any successor to Wells Fargo as the initial “Administrative Agent” thereunder.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. “Control” as used herein means the power to direct the management and policies of such corporation.

“Affiliate Transactions” shall have the meaning given such term in Paragraph 8(k) of the Credit Agreement.

“Anti-Terrorism Order” shall mean Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

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“Applicable Base Rate” shall mean a floating rate per annum equal to the daily average Base Rate in effect during the applicable calculation period plus the Applicable Base Rate Margin.

“Applicable Base Rate Margin” shall mean at any date: (a) during the period from the Effective Date to and including June 30, 2005, 2.25%, and (b) thereafter, that percentage determined in accordance with the Pricing Matrix.

“Applicable Floating Eurodollar Rate” shall mean a floating rate per annum equal to the daily average Reserve Adjusted LIBO Rate on each day (or in the case of any day which is not a Business Day, as of the immediately preceding Business Day) of the applicable calculation period (calculated on each day assuming an Interest Period of one month) plus the Applicable LIBO/Euro Margin.

“Applicable LIBO/Euro Margin” shall mean, with respect to any Revolving Loan which is a LIBO Rate Loan or a Floating Eurodollar Rate Loan at any date: (a) during the period from the Effective Date to and including June 30, 2005, 3.50%, and (b) thereafter, that percentage determined in accordance with the Pricing Matrix.

“Applicable LIBO Rate” shall mean, with respect to any LIBO Rate Loan for the Interest Period applicable to such LIBO Rate Loan, the Reserve Adjusted LIBO Rate plus the Applicable LIBO/Euro Margin.

“Approved CLP Assets Disposition Agreement” shall mean such CLP Assets Disposition Agreements as the Administrative Agent, in its reasonable business judgment, has reviewed and approved in writing, such approval not to be unreasonably withheld but such approval to be conditioned upon such matters as the Administrative Agent may reasonably establish; provided, however, that if during the full three calendar month period preceding the date of proposed consummation of the sale or other disposition contemplated by a CLP Assets Disposition Agreement proposed for approval by the Administrative Agent the average daily amount of Revolving Loans and Outstanding Letters of Credit during such period is less than seventy five percent (75%) of the average daily Revolving Credit Limit during such period, in no event shall any conditions to approval include any mandatory prepayment of Revolving Loans or reduction in the Revolving Credit Limit relating to the dollar amount of the Net Cash Proceeds of such sale or other disposition.

“Approved CLP Assets Disposition Collateral” with respect to any Approved CLP Assets Disposition Agreement, the CLP Assets which are the subject thereof, together with the related Contract Files and Servicing Files, the right to receive payments under such CLP Assets and all proceeds of any of the foregoing.

“Assigned Agreements” shall have the meaning, as applicable, given such term in Paragraph 3(c) of each of the Company Security Agreement and the Guarantor Security Agreements.

“Assignee” shall have the meaning given such term in Paragraph 11(h)(1) of the Credit Agreement.

“Assignment and Acceptance Agreement” shall mean an agreement in the form of that attached hereto as Exhibit A.

“Bank Group/Senior Noteholder Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of November 13, 2003 by and between the Administrative Agent and the Senior Noteholder Trustee, as amended, extended and replaced from time to time.

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“Base Rate” shall mean on any day the higher of: (a) the Prime Rate in effect on such day, and (b) the sum of the Federal Funds Rate in effect on such day plus one half of one percent (0.50%).

“Base Rate Loan” shall mean a Revolving Loan being maintained at a rate of interest based upon the Base Rate.

“Borrowing Base Report” shall mean a report in the form of that attached hereto as Exhibit B, duly certified by a Responsible Officer of the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Los Angeles or San Francisco, California are authorized or obligated to close their regular banking business.

“Capital Expenditures” for any Person shall mean, for any period, the aggregate of all expenditures by such Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person but excluding in any event capital expenditures incurred in connection with any Acquisition permitted under Paragraph 8(d) of the Credit Agreement.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” for any Person shall mean, at any date, the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet for such Person prepared in accordance with GAAP.

"Capital Stock" shall mean: (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership, partnership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” shall mean:

(a)        Marketable securities issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or issued by any agency of the United State of America the obligations of which are backed by the full faith and credit of the United States Government, in each case maturing within one year after the date of issuance;

(b)        Marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof, in each cash maturing within one year after issuance and having, at the time of acquisition thereof by the Parent, the Company or any other Subsidiary of the Parent one of the two highest ratings obtainable from either Standard & Poor’s Rating Services (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(c)        Commercial paper maturing no more than one year from the date of creation thereof and having at the time of acquisition thereof by the Parent, the Company or any other Subsidiary of the Parent a rating of at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s;

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(d)        Certificates of deposit or bankers’ acceptances maturing within one year after issuance and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that: (1) is ‘adequately capitalized’ (as defined in the regulations of its primary Federal banking regulator), and (2) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000.00;

(e)        Repurchase obligations with a term of not more than seven days forward, and which are fully secured by a security interest in, underlying securities of the types described in subparagraph (a) above; and

(f)         Shares of any money market mutual fund which invests substantially all of its assets in securities of the types described in subparagraphs (a) through (f) above.

“Change of Control” shall mean the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more related transactions, of all or substantially all of the properties and assets of the Parent and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (b) the adoption of a plan relating to the liquidation or dissolution of the Company, (c) the consummation of any transaction or other event (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than thirty five percent (35%) of the voting shares or economic value of the Capital Stock of the Parent or the Company, or (d) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that the Parent ceases to own one hundred percent (100%) of the outstanding Equity Interests of the Company.

“CLP Assets Disposition Agreement” shall mean any such agreements as the Parent, the Company and other Subsidiaries of the Parent may enter into from time to time providing for the sale or other disposition, including, without limitation, by way of transfer of a participation interest, in any CLP Assets.

“CLP Assets” shall mean all consumer loans and other non-commercial extensions of credit to third parties made by and in the name of the Parent or any of its Subsidiaries, including the Company, in the ordinary course of business.

“CLP Program” shall mean any loan program entered into by the Company or any of its Affiliates in the nature of the loan programs which are, or in the past have been, evidenced by the County Bank Agreement and the First Delaware Bank Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

“Collateral and Credit Support Documents” shall mean, collectively, the Company Security Agreement, the Guaranties, the Guarantor Security Agreements, the Guarantor Subordination Agreements, the Master Reaffirmation Agreement, the Foreign Subsidiary Subordination Agreements, the Bank Group/Senior Noteholder Intercreditor Agreement, the Reaffirmation of Intercreditor Agreement, the Additional Collateral and Credit Support Documents, all amendments and amendments and restatements, reaffirmations and confirmations of any of the same and all other security agreements, assignments, guaranties and other similar agreements between the Company, the Guarantors or the Foreign Subsidiaries and the Lenders or the Administrative Agent for the benefit of the Lenders now or hereafter delivered to the Lenders or the Administrative Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or

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hereafter filed in accordance with the UCC or comparable law) against the Company or any Guarantor as debtor in favor of the Lenders or the Administrative Agent for the benefit of the Lenders as secured party.

“Collateral Value of the Borrowing Base” shall mean at any date the sum of eighty five percent (85%) of each of the following for the Company, the Guarantor Subsidiaries and the Foreign Subsidiaries: (a) cash held overnight in store safes, (b) the balance held in store accounts, (c) the amount payable under checks held in store safes, (d) clearing house transfers initiated on the previous day and transfers of same-day funds to be credited to store accounts, (e) cash held overnight by armored car carriers, (f) eligible government receivables in respect of government contracts, and (g) cash balances held in demand deposit accounts and/or investment accounts other than monies deposited with or at the direction of The Bank of Montreal under the “Overdraft Lending Agreement” between the Bank of Montreal and the National Money Mart Company referred to in Paragraph 1 on Schedule 8(b)(13) attached to the Credit Agreement; provided, however, that in no event shall any of the items described in subparagraphs (a) through (g) above be included in any calculation of the “Collateral Value of the Borrowing Base” to the extent any of the same are subject to any Lien other than in favor of the Administrative Agent for the benefit of the Lenders.

“Commitment” shall mean for any Lender, the dollar amount agreed to in writing from time to time by the Administrative Agent, the Company and such Lender and specified as such Lender’s “Commitment” in the most recent Commitment Schedule delivered by the Administrative Agent to the Lenders and the Company; provided, however, that no Lender’s Commitment may exceed a dollar amount which, when added to the Commitments of all the Lenders, would exceed the Maximum Revolving Credit Limit.

“Commitment Schedule” shall mean a schedule setting forth the Revolving Credit Limit and, for each Lender, such Lender’s Commitment and Percentage Share, as such schedule may be modified from time to time consistent with the provisions of the Credit Agreement and with the Commitment Schedule in effect on the Effective Date set forth on Annex III to the Credit Agreement.

“Company Collateral” shall have the meaning given such term in the Company Security Agreement.

“Company-Related Credit Parties” shall mean, collectively and severally, the Company, the Parent, the Guarantors and the Foreign Subsidiaries and any other Person which is an Affiliate of any of such Persons which executes and delivers any Loan Document.

“Company Security Agreement” shall have the meaning given such term in Paragraph 4(a) of the Credit Agreement, as the same may be amended, extended and replaced from time to time.

“Consolidated Adjusted Current Liabilities” shall mean, with respect to any Person on any date, all liabilities of such Person and its Subsidiaries on such date which should, in accordance with GAAP, be classified as current liabilities on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP, but excluding the sum of: (a) the current portion of long-term Total Funded Debt, and (b) without duplication of subparagraph (a) above, the principal amount of the Obligations.

“Consolidated Current Assets” shall mean, with respect to any Person on any date, the total consolidated current assets of such Person and its Subsidiaries on such date, determined in accordance with GAAP.

“Contact Office” shall mean the office of Wells Fargo located at 201 Third Street, 8th Floor, San Francisco, California 94103 or such other office as Wells Fargo may notify the Company and the Lenders from time to time in writing.

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“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or obligations in connection with letters of credit.

“Contract File” shall mean for any CLP Asset the original documents evidencing the loan made thereunder and all other documents, instruments, agreements and other information relating thereto and to the obligor thereunder.

“Contractual Obligation” as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“County Bank Agreement” shall mean that certain Amended and Restated Nonexclusive Servicing and Indemnification Agreement dated as of June 14, 2002 between County Bank and the Company.

“Covenant Compliance Certificate” shall mean a certificate in the form of that attached hereto as Exhibit C.

“Credit Agreement” shall mean the Credit Agreement, as the same may be amended, extended or replaced from time to time.

“Debt” shall mean for any Person Indebtedness consisting of: (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (f) capitalized lease obligations and (g) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Debt Service” shall mean for any period the sum of: (a) cash interest expense, (b) scheduled Debt payments (including required payments of principal on Revolving Loans pursuant to Paragraph 3(f)(3)(ii) of the Credit Agreement), (c) Rental Expense, and (d) capitalized lease payments.

“DFG International” shall mean DFG International, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Company.

“DFG World” shall mean DFG World, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Company.

"Earn-Out Obligations" means contingent payment obligations of the Parent, the Company or any of the Subsidiaries incurred in connection with the acquisition of assets or businesses, which obligations are payable based on the performance of the assets or businesses so acquired; provided, however, that (a) such obligations shall be expressly subordinated to the Obligations and, in the case of Earn-Out Obligations payable by the Parent

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and Subsidiaries other than the Company to the obligations of such Persons under their respective Guaranties to the satisfaction of the Administrative Agent, (b) the amount of such obligations shall not exceed twenty five percent (25%) of the total consideration paid for such assets or businesses and (c) the amount of such obligations outstanding at any time shall be measured by the maximum amount potentially payable thereunder without regard to performance criteria, the passage of time or other conditions.

“EBITDA” shall mean, for any period and with respect to any Person and such Person’s Subsidiaries on a consolidated basis: (a) Net Income for such period taken as a single accounting period, plus (b) depreciation, depletion and amortization expense for such period, plus (c) federal, state and local income (or equivalent) taxes paid or accrued for such period, plus (d) total interest expense for such period (including amortization of capitalized Indebtedness issuance costs), whether paid or accrued (including the interest component of capitalized leases), including all commissions, discounts and other fees and charges owed with respect to letters of credit, plus (e) extraordinary, unusual or non-recurring charges or losses and non-cash charges for any disposition of businesses, closure of stores or early extinguishment of Indebtedness or the exercise of options for such period, minus (f) any cash payments with respect to any non-cash charges and expenses related to the disposition of businesses, closure of stores, early extinguishment of Indebtedness or the exercise of options previously taken into account, in each case determined in accordance with GAAP and, in the case of clauses (b) through (f), to the extent included in the determination of Net Income for such period. Any calculation of “EBITDA” for a period in which there shall have occurred an Acquisition by the Company or any of its Subsidiaries shall include EBITDA of the Person whose stock or assets were acquired as if such Acquisition were consummated on the first day of the calculation period, adjusted, with the consent of the Administrative Agent, such consent not to be unreasonably withheld, to exclude: (i) to the extent permitted under Article 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended, the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired Person to the extent such costs are eliminated and not replaced, and (ii) the amount of any reduction in general administrative or overhead costs of the acquired Person, in each case as reasonably determined by the Company.

“Effective Date” shall mean July 8, 2005, subject to the satisfaction or waiver of all conditions set forth in Paragraph 5 of the Credit Agreement.

“Eligible Assignee” shall mean: (a) a commercial bank or licensed lending instituion organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000.00; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000.00, provided that such bank is acting through a branch or agency located in the United States; (c) a financial institution, including, without limitation, a fund, that invests in and holds bank loans, and (d) a person that is primarily engaged in the business of commercial lending and that is: (1) a Subsidiary of a Lender, (2) a Subsidiary of a Person of which a Lender is a Subsidiary, or (3) a Person of which a Lender is a Subsidiary.

"Equity Interests" shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

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“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a multiemployer is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) a failure by the Company or any member of the Controlled Group to make required contributions to a Pension Plan, Multiemployer Plan or other Plan subject to Section 412 of the Code; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; or (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.

“Eurodollar Business Day” shall mean a Business Day on which commercial banks in London, England are open for domestic and international business.

“Event of Default” shall have the meaning given such term in Paragraph 9 of the Credit Agreement.

“Existing Credit Agreement” shall have the meaning given such term in Recital A of the Credit Agreement.

“Existing Foreign Subsidiaries” shall mean those Subsidiaries of the Parent existing as of the Effective Date and designated as such on Schedule 6(i) to the Credit Agreement.

“Existing Guarantors” shall mean those Subsidiaries of the Parent existing as of the Effective Date and designated as such on Schedule 6(i) to the Credit Agreement.

“Federal Funds Rate” shall mean for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (San Francisco time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“First Delaware Bank Agreement” shall mean that certain Marketing and Servicing Agreement dated as of October 18, 2002 by and between First Bank of Delaware and the Company.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Company as of the last day of any fiscal quarter, the Company’s consolidated ratio of: (a) EBITDA as of the end of such fiscal quarter for such quarter

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and the immediately preceding three fiscal quarters, less Capital Expenditures and plus Rental Expense for such fiscal period, to (b) Debt Service for such period.

“Floating Eurodollar Rate Loan” shall mean a Revolving Loan being maintained at a rate of interest based upon the Applicable Floating Eurodollar Rate.

“Foreign Subsidiary” shall mean a Subsidiary of the Parent organized under the laws of a jurisdiction other than a State of the United States of America and the material portion of the operations of which are conducted outside of the States, Districts, Territories or Possessions of the United States of America.

“Foreign Subsidiary Subordination Agreement” shall mean: (a) for each Existing Foreign Subsidiary, the subordination agreement delivered by such Existing Foreign Subsidiary in connection with the Existing Credit Agreement, and (b) for each Foreign Subsidiary which becomes such following the Effective Date, a subordination agreement in the form of that attached hereto as Exhibit D, as in any case the same may be amended, extended and replaced from time to time

“Funded Debt” shall mean for any Person at any date of calculation the aggregate dollar amount of Debt of such Person which has actually been funded and is outstanding at such time, whether or not such amount is due and payable on such date and including, without limitation, the aggregate amount available for drawing under outstanding letters of credit on which such Person is the account party; provided, however, that in no event shall ‘Funded Debt’ include: (a) the amount available for drawing under letters of credit issued for the account of the Company or any of its Subsidiaries in support of Indebtedness incurred for working capital purposes from Bank of Montreal, or (b) Indebtedness of the Company or any of its Subsidiaries to Bank of Montreal, the proceeds of which Indebtedness are utilized for working capital purposes in support of the Company’s Canadian operations, but only to the extent such Indebtedness is secured by Liens in favor of Bank of Montreal on cash balances held in demand deposit accounts and/or investment accounts with Bank of Montreal; and, provided further, that the Company’s “Funded Debt” in connection with Revolving Loans shall be the daily average amount thereof outstanding during the three month period ending on the date as of which the amount of “Funded Debt” is being calculated.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” shall mean the Parent, each of the other Existing Guarantors and each Guarantor Subsidiary formed or acquired following the Effective Date.

“Guarantor Collateral” shall have the meaning, as to any Guarantor, given such term in the Guarantor Security Agreement executed by such Guarantor.

“Guarantor Security Agreement” shall mean: (a) for each Existing Guarantor, the pledge and security agreement delivered by such Existing Guarantor in connection with the Existing Credit Agreement, and (b) for each Guarantor Subsidiary which becomes such following the Effective Date, a pledge and security agreement in

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the form of that attached hereto as Exhibit E, as in any case the same may be amended, extended and replaced from time to time.

“Guarantor Subordination Agreement” shall mean: (a) for each Existing Guarantor, the subordination agreement delivered by such Existing Guarantor in connection with the Existing Credit Agreement, and (b) for each Guarantor Subsidiary which becomes such following the Effective Date, a subordination agreement in the form of that attached hereto as Exhibit F, as in any case the same may be amended, extended and replaced from time to time.

“Guarantor Subsidiary” shall mean each Subsidiary of the Parent (other than the Company) which is an Existing Guarantor and each Subsidiary of the Parent formed or acquired following the Effective Date which is required to execute and deliver a Guaranty pursuant to Paragraph 4(d)(1) of the Credit Agreement.

“Guaranty” shall mean: (a) for each Existing Guarantor, the guaranty delivered by such Existing Guarantor in connection with the Existing Credit Agreement, and (b) for each Guarantor Subsidiary which becomes such following the Effective Date, a credit guaranty in the form of that attached hereto as Exhibit G, as the same may be amended, extended and replaced from time to time.

“Guaranty Obligations” shall have the meaning, as to any Guarantor, given such term in Paragraph 3 of the Guarantor Security Agreement executed by such Guarantor.

“Hazardous Materials” shall mean any flammable materials (excluding wood products normally used in construction), explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any applicable federal, state, or local laws or regulations.

“Hazardous Materials Claims” shall mean any enforcement, cleanup, removal or other governmental or regulatory action or order with respect to the Property, pursuant to any Hazardous Materials Laws, and/or any claim asserted in writing by any third party relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

“Hazardous Materials Event” shall have the meaning given such term in Paragraph 7(j)(4) of the Credit Agreement.

“Hazardous Materials Laws” shall mean any applicable federal, state or local laws, ordinances or regulations relating to Hazardous Materials.

“Indebtedness” of any Person shall mean all items of indebtedness which, in accordance with GAAP and practices, would be included in determining liabilities as shown on the liability side of a statement of condition of such Person as of the date as of which indebtedness is to be determined, including, without limitation, all obligations for money borrowed and capitalized lease obligations, and all Contingent Obligations of such Person (other than by endorsement of instruments in the course of collection).

“Indemnified Liabilities” shall have the meaning given such term in Paragraph 11(n) of the Credit Agreement.

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“Increasing Lender” shall have the meaning given such term in Paragraph 11(h)(6) of the Credit Agreement.

“Insurance Proceeds” shall mean all proceeds of casualty or property damage insurance covering any fixed assets of the Parent, the Company or any other Subsidiary of the Parent which become payable to any of such Persons under the terms of said policies.

“Interest Period” shall mean, with respect to a LIBO Rate Loan, a period of one, two, three or six months commencing on a Business Day selected by the Company pursuant to the Credit Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“IRS” means the Internal Revenue Service or any entity succeeding to any of its principal functions under the Code.

“Issuing Bank” shall mean that Lender which has agreed, with the consent of the Company and the other Lenders, to issue the Letters of Credit, with the initial Issuing Bank being Wells Fargo.

“L/C Credit Limit” shall mean $30,000,000.00, as such amount may be increased or decreased by written agreement of the Administrative Agent, the Company, the Issuing Bank and one hundred percent (100%) of the Lenders.

“L/C Documents” shall have the meaning given such term in Paragraph 1(b)(1) of the Credit Agreement.

“L/C Drawing” shall have the meaning given such term in Paragraph 1(b)(3) of the Credit Agreement.

“Lender Account Control Agreement” shall have the meaning given such term in Paragraph 4(d)(3) of the Credit Agreement.

“Letter of Credit” shall have the meaning given such term in Paragraph 1(b)(1) of the Credit Agreement.

“Letter of Credit Application” shall mean an application for the issuance of a Letter of Credit in form satisfactory to the Issuing Bank.

“LIBO Rate” shall mean, with respect to any LIBO Rate Loan for the Interest Period applicable to such LIBO Rate Loan, the per annum rate for such Interest Period and for an amount equal to the amount of such LIBO Rate Loan shown on Dow Jones Telerate Page 3750 at approximately 11:00 (London time) two Eurodollar Business Days prior to the first day of such Interest Period or if such rate is not quoted, the arithmetic average as determined by the Administrative Agent of the rates at which deposits in immediately available U.S. dollars in an amount equal to the amount of such LIBO Rate Loan having a maturity approximately equal to such Interest Period are offered to four (4) reference banks to be selected by the Administrative Agent in the London interbank market, at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period.

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“LIBO Rate Loan” shall mean a Revolving Loan being maintained at a rate of interest based upon the LIBO Rate.

“LIBO Reserve Percentage” shall mean with respect to an Interest Period for a LIBO Rate Loan, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments) which is imposed under Regulation D on eurocurrency liabilities.

“Lien” shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loan Documents” shall mean the Credit Agreement, the Notes, the Collateral and Credit Support Documents, the L/C Documents and all Rate Management Agreements the Indebtedness of the Company under which is held by a Lender and each other document, instrument or agreement executed by the Company or any Subsidiary in connection herewith or therewith, as any of the same may be amended, extended or replaced from time to time.

“Loan and/or Rate Request” shall mean a request for a Revolving Loan and/or the election of an interest rate in form satisfactory to the Administrative Agent.

“Long Term Indebtedness” shall mean any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability, but in any event excluding any Indebtedness of the Parent, the Borrower or any Subsidiary owed to the Parent, the Borrower or any Subsidiary.

“Master Reaffirmation Agreement” shall mean an agreement substantially in the form of that attached hereto as Exhibit H.

“Material Adverse Effect” shall mean: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties condition (financial or otherwise) or prospects of the Parent, the Company or the Parent and its Subsidiaries taken as a whole, from and after the Statement Date, (b) a material impairment of the ability of the Company or any Guarantor to otherwise perform under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Guarantor of any Loan Document or upon the value of the Pledged Shares.

“Maximum Permitted Foreign Subsidiary Investment” shall mean at any date, the sum of: (a) the Maximum Permitted Working Capital Investment, plus (b) the then current Remaining Acquisition Investment.

“Maximum Permitted Working Capital Investment” shall mean $20,000,000.00.

“Maximum Revolving Credit Limit” shall mean $100,000,000.00.

“Multiemployer Plan” shall mean a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

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“Net Cash Proceeds” shall mean with respect to the sale or other disposition of any asset or the issuance of any debt or equity securities, the gross cash proceeds received less reasonable and customary transaction costs (including any taxes due as a result of any gain on such sale or disposition).

“Net Income” shall mean, for any period, the net income (or loss), after provision for taxes, of Parent and its Subsidiaries determined on a consolidated basis for such period taken as a single accounting period as determined in accordance with GAAP but excluding any unrealized losses and gains for such period resulting from mark-to-market of fluctuations in currency values, currency translation adjustments or any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values.

“Notes” shall mean, collectively and severally, any and all promissory notes issued by the Company at the request of the Lenders pursuant to Paragraph 3(c) of the Credit Agreement.

“Obligations” shall mean any and all debts, obligations and liabilities of the Company to the Administrative Agent and the Lenders (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents.

“Obligor” shall mean the Person obligated to perform for the benefit of the Parent, the Company or another Subsidiary of the Parent under any of the Assigned Agreements.

“Outstanding” shall mean with respect to Letters of Credit, any Letter of Credit which has not been canceled, expired unutilized or fully drawn upon and reference to the “amount” of any Outstanding Letter of Credit shall be deemed to mean the amount available for drawing thereunder.

“Parent” shall have the meaning given such term in the introductory paragraph of the Credit Agreement.

“Participant” shall have the meaning given such term in Paragraph 11(h)(4) of the Credit Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years, but excluding any Multiemployer Plan.

“Percentage Share” shall mean for any Lender at any date: (a) prior to the occurrence of an Event of Default and acceleration of the Obligations, the ratio, expressed as a percentage, which such Lender’s Commitment bears to the Revolving Credit Limit, and (b) following the occurrence of an Event of Default and acceleration of the Obligations, the ratio, expressed as a percentage which such Lender’s Percentage Share of Revolving Loans outstanding, Outstanding Letters of Credit and unrepaid L/C Drawings bears to the aggregate of all such Obligations.

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“Permitted Acquisition” shall mean an Acquisition: (a) of the stock or assets of a Person in the same or a related line of business as the Company, (b) approved by the board of directors and shareholders or other equityholders of the Person whose stock or assets are being acquired, (c) as to which the Company has provided to the Administrative Agent and each of the Lenders a certified pro forma covenant compliance certificate, in form and detail satisfactory to the Administrative Agent and each of the Lenders and demonstrating to their satisfaction that following the consummation of such Acquisition the Company will be in compliance with the financial covenants set forth in Paragraph 8(i) of the Credit Agreement and that after giving effect to such Acquisition there shall not otherwise exist an Event of Default or Potential Default, and (d) for total purchase consideration (including, without limitation, Acquired Indebtedness, unsecured Indebtedness to sellers and earn-out and non-competition obligations relating thereto or arising in connection therewith) which does not exceed six hundred percent (600%) of the EBITDA of the Person whose stock or assets are being acquired during the twelve (12)-month period immediately preceding the consummation of the Acquisition, adjusted to exclude non-continuing expenses.

“Permitted CLP Amount” shall mean $65,000,000.

“Person” shall mean any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department or agency of any government.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan or Multiemployer Plan.

“Pledged Foreign Subsidiary Shares” shall mean at any date equity securities of Foreign Subsidiaries on which the Administrative Agent for the benefit of the Lenders holds a first priority perfected Lien.

“Pledged Shares” shall have the meaning, as applicable, given such term in Paragraph 3(a) of each of the Company Security Agreement and the Guarantor Security Agreements.

“Potential Default” shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Pricing Matrix” shall mean the matrix attached to the Credit Agreement as Annex II.

“Prime Rate” shall mean the fluctuating per annum rate announced from time to time by Wells Fargo at its principal office in San Francisco, California as its “prime rate”. The Prime Rate is a rate set by Wells Fargo as one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Each change in the Prime Rate will be effective on the day the change is announced within Wells Fargo.

“Proceeds” shall mean whatever is receivable or received when Collateral or proceeds thereof are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, all rights to payment, including return premiums, with respect to any insurance relating thereto.

“Property” shall mean, collectively and severally, any and all real property, including all improvements and fixtures thereon, owned or occupied by the Company or any of its Subsidiaries.

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“Rate Management Agreement” shall have the meaning given such term in subparagraph 3 on Schedule 8(b)(13) to the Credit Agreement.

“Reaffirmation of Intercreditor Agreement” shall mean an agreement substantially in the form of that attached hereto as Exhibit I.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be amended, supplemented or superseded.

“Remaining Acquisition Investment” shall mean: (a) $48,000,000.00 (constituting the intercompany advances made to Foreign Subsidiaries by the Parent, the Company and the Guarantor Subsidiaries in connection with the acquisition thereof as the same have been reduced by payments on account thereof prior to June 30, 2003), plus (b) intercompany advances made to Foreign Subsidiaries by the Parent, the Company and the Guarantor Subsidiaries following June 30, 2003 in connection with acquisitions by Foreign Subsidiaries permitted pursuant to Paragraph 8(d) of the Agreement, minus (c) payments on account of intercompany advances referred to in subparagraphs (a) and (b) above from time to time as identified in the monthly report delivered pursuant to Paragraph 7(a)(4) of the Credit Agreement (or as otherwise reasonably determined by the Administrative Agent).

“Rental Expense” shall mean for any Person for any period all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease and/or surrender of the property, payable by such Person, as lessee or sublessee under a lease of real and/or personal property) but excluding any amounts required to be paid by such Person (whether designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes, and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume and/or gross revenues.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30)-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” shall mean at any date: (a) prior to the occurrence of an Event of Default and acceleration of the Obligations, those Lenders holding not less than fifty one percent (51%) of the total of the Percentage Shares, and (b) following the occurrence of an Event of Default and acceleration of the Obligations, those Lenders holding not less than fifty one percent (51%) of the Obligations.

“Requirements of Law” shall mean as to any Person the Certificate of Incorporation and ByLaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Adjusted LIBO Rate” shall mean, with respect to any LIBO Rate Loan, the rate per annum (rounded upward, if necessary, to the next higher 1/16 of one percent) calculated as of the first day of such Interest Period in accordance with the following formula:

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	Reserve Adjusted LIBO Rate =	LR
1-LRP
where
LR	= LIBO Rate
LRP = LIBO Reserve Percentage

“Responsible Officer” shall mean as to the Parent or the Company, the president and chief executive officer of such Person, the chief financial officer, the controller or any other officer having substantially the same authority and responsibility.

“Revolving Credit Limit” shall mean the sum of the Commitments of all the Lenders, as set forth in the most recent Commitment Schedule delivered by the Administrative Agent to the Lenders and the Company, as such amount shall be reduced from time to time pursuant to subparagraph (1) of Paragraph 3(h) of the Credit Agreement and may be further decreased as provided in subparagraph (2) of Paragraph 3(h) of the Credit Agreement, as such amount may be increased as the result of the delivery of Additional Commitments pursuant to Paragraph 11(h)(6) of the Credit Agreement (provided that in no event shall the Revolving Credit Limit exceed the Maximum Revolving Credit Limit), and as such amount may be otherwise decreased or increased by written agreement of the Administrative Agent and one hundred percent (100%) of the Lenders.

“Revolving Facility Maturity Date” shall mean the earlier of: (a) November 12, 2009, and (b) the date the Lenders terminate their obligation to make further Revolving Loans thereunder pursuant to Paragraph 9 of the Credit Agreement.

“Revolving Loan” shall have the meaning given such term in Paragraph 1(a) of the Credit Agreement.

“Senior Noteholders” shall mean the holders from time to time of the Senior Notes.

“Senior Noteholder Guaranty” shall mean each of those certain guaranties in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion pursuant to which the Guarantors have delivered and may in the future deliver to the Senior Noteholder Trustee for the benefit of the Senior Noteholders a guaranty of the Senior Noteholder Obligations.

“Senior Noteholder Guaranty Obligations” shall mean, as to any Guarantor, any and all obligations of such Guarantor under the Senior Noteholder Indenture and the Senior Noteholder Guaranty executed by such Guarantor.

“Senior Noteholder Indenture” shall mean that certain Indenture, dated as of November 13, 2003, by and among the Company, the Parent, each of the other “Guarantors” (as defined therein) and the Senior Noteholder Trustee.

“Senior Noteholder Obligations” shall mean any and all debts, obligations and liabilities to the Senior Noteholder Trustee and the holders of the Senior Notes arising out of, connected with or related to the Senior Noteholder Indenture, the Senior Notes or the guarantees of the Senior Notes, and the Senior Noteholder Pledge Agreements and all amendments or extensions or renewals thereof, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred.

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“Senior Noteholder Pledge Agreements” shall mean: (a) each of those certain pledge and security agreements pursuant to which prior to the Effective Date each of DFG World, DFG International and DFG Canada, Inc. have granted to the Senior Noteholder Trustee for the benefit of the Senior Noteholders a Lien upon the Pledged Foreign Subsidiary Shares held by it, the Lien created by which is junior and subordinate in all respects to the Lien of the Administrative Agent for the benefit of the Lenders thereon, and (b) any and all other pledge and security agreements entered into following the Effective Date which shall be in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion pursuant to which Domestic Subsidiaries of the Parent which acquire equity securities of Foreign Subsidiaries grant to the Senior Noteholder Trustee for the benefit of the Senior Noteholders a Lien upon such equity securities, the Lien created by which is junior and subordinate in all respects to the Lien of the Administrative Agent for the benefit of the Lenders thereon.

“Senior Noteholder Trustee” shall mean U.S. Bank National Association until a successor replaces it in accordance with the applicable provisions of the Senior Noteholder Indenture and thereafter means the successor serving thereunder (or any  successor thereto).

“Senior Notes” shall mean, collectively: (1) those certain $270,000,000 9.75% Senior Notes due 2011 (together with all notes issued in exchange, substitution or replacement therefor) issued pursuant to the Senior Noteholder Indenture prior to the Effective Date.

“Senior Notes Payment Account” shall mean a demand deposit account maintained in the Company’s name alone with the Administrative Agent and which account is subject to a Lender Account Control Agreement.

“Servicing File” shall mean for any CLP Asset all documents, records and other items maintained by the servicer relating to such CLP Asset and the obligor thereunder not otherwise included in the Contract File for such CLP Asset.

"Solvent" means, with respect to any Person as of the date of any determination, that on such date: (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of Contingent Liabilities at any time, such liabilities shall be computed as the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statement Date” shall mean June 30, 2004.

“Subsidiary” shall mean: (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references in the Loan Documents to a “Subsidiary” shall mean a Subsidiary of the Parent.

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“Sweep Accounts” shall mean each of the account or accounts maintained in the Company’s name alone with the Lenders and which account or accounts are subject to a Lender Account Control Agreement.

“Syndication Agent” shall have the meaning given such term in the introductory paragraph of the Credit Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto which arise from any payment made thereunder or from the execution, delivery or registration of, or otherwise with respect to, the Credit Agreement or the Loan Documents, excluding, however, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Working Capital” shall mean for any Person on any date, the amount by which the Consolidated Current Assets of such Person on such date exceeds the Consolidated Adjusted Current Liabilities of such Person on such date.

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